Exhibit 10.1

EXECUTION VERSION

Super Priority CREDIT AGREEMENT

Dated as of May 3, 2021

among

BASIC ENERGY SERVICES, INC.,
as the Borrower,

CANTOR FITZGERALD SECURITIES,
as Administrative Agent

and

The Term Loan Lenders Party Hereto

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	25
1.03	Accounting Terms	25
1.04	Rounding	26
1.05	Times of Day	26
1.06	[Reserved]	26
1.07	Currency Equivalents Generally	26
1.08	Uniform Commercial Code	26
1.09	Divisions	26

ARTICLE II
the COMMITMENTS

2.01	The Loans	26
2.02	Borrowings, Conversions and Continuations of Loans	27
2.03	[Reserved]	28
2.04	[Reserved]	28
2.05	Prepayments	28
2.06	[Reserved]	29
2.07	Repayment of Loans	29
2.08	Interest	29
2.09	Fees	30
2.10	Computation of Interest and Fees	30
2.11	Evidence of Debt	30
2.12	Payments Generally; Administrative Agent’s Clawback	31
2.13	Sharing of Payments by Term Loan Lenders	32
2.14	[Reserved]	33
2.15	[Reserved]	33
2.16	Defaulting Lenders	33
2.17	[Reserved]	33
2.18	[Reserved]	33

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	34
3.02	Illegality	37
3.03	Inability to Determine Rates	37
3.04	Increased Costs; Capital Adequacy	40
3.05	Compensation for Losses	41
3.06	Mitigation Obligations; Replacement of Lenders	42
3.07	Survival	42

ARTICLE IV
CONDITIONS PRECEDENT

4.01	Conditions to the Closing Date	42

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	45
5.02	Authorization; No Contravention	45
5.03	Governmental Authorization; Other Consents	45
5.04	Binding Effect	46
5.05	Financial Statements; No Material Adverse Effect	46
5.06	Litigation	46
5.07	No Default	46
5.08	Ownership of Property; Liens; Investments	46
5.09	Environmental Compliance	46
5.10	Insurance	47
5.11	Taxes	47
5.12	ERISA Compliance	47
5.13	Subsidiaries; Equity Interests; Loan Parties	48
5.14	Margin Regulations; Investment Company Act	48
5.15	Disclosure	49
5.16	Compliance with Laws	49
5.17	Intellectual Property; Licenses, Etc	49
5.18	[Reserved]	49
5.19	Casualty, Etc	49
5.20	Labor Matters	49
5.21	Collateral Documents	49
5.22	Sanctions Concerns	49
5.23	EEA Financial Institutions	49
5.24	Debt Documents Compliance	50

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	50
6.02	Certificates; Other Information	50
6.03	Notices	52
6.04	Payment of Taxes	53
6.05	Preservation of Existence, Etc	53
6.06	Maintenance of Properties	53
6.07	Maintenance of Insurance	53
6.08	Compliance with Laws	53
6.09	Books and Records	54
6.10	Inspection Rights	54
6.11	Use of Proceeds	54
6.12	Covenant to Guarantee Obligations and Give Security	54
6.13	Compliance with Environmental Laws	57
6.14	Preparation of Environmental Reports	57
6.15	Further Assurances	58
6.16	Compliance with Terms of Leaseholds	58
6.17	Material Contracts	58
6.18	Post-Closing Matters	58
6.19	Designation of Unrestricted Subsidiaries	58
6.20	Approved Budget	59
6.21	Weekly Conference Calls	59
6.22	Milestones	59

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	60
7.02	Indebtedness	61
7.03	Investments	62
7.04	Fundamental Changes	63
7.05	Dispositions	63
7.06	Restricted Payments	63
7.07	Change in Nature of Business	63
7.08	Transactions with Affiliates	63
7.09	Burdensome Agreements	64
7.10	Use of Proceeds	64
7.11	Variance Reports Compliance; Professional Fees	64
7.12	Amendments of Organization Documents	64
7.13	Accounting Changes	64
7.14	Prepayments, Etc	64
7.15	Amendment, Etc	65
7.16	Sanctions	65

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	65
8.02	Remedies upon Event of Default	67
8.03	Application of Funds	67

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	68
9.02	Rights as a Lender	68
9.03	Exculpatory Provisions	69
9.04	Reliance by Administrative Agent	70
9.05	Delegation of Duties	70
9.06	Resignation of Administrative Agent	70
9.07	Non-Reliance on Administrative Agent and Other Lenders	71
9.08	[Reserved]	72
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	72
9.10	Collateral and Guaranty Matters	73
9.11	Super Priority Intercreditor Agreement	74
9.12	Certain ERISA Matters	74
9.13	Erroneous Payments	76

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc	76
10.02	Notices; Effectiveness; Electronic Communications	78
10.03	No Waiver; Cumulative Remedies; Enforcement	79
10.04	Expenses; Indemnity; Damage Waiver	80
10.05	Payments Set Aside	81
10.06	Successors and Assigns	82
10.07	Treatment of Certain Information; Confidentiality	87
10.08	Right of Setoff	87
10.09	Interest Rate Limitation	87
10.10	Counterparts; Integration; Effectiveness	88
10.11	Survival of Representations and Warranties	88
10.12	Severability	88
10.13	Replacement of Lenders	89
10.14	Governing Law; Jurisdiction; Etc	89
10.15	Waiver of Jury Trial	90
10.16	No Advisory or Fiduciary Responsibility	90
10.17	Electronic Execution of Assignments and Certain Other Documents	90
10.18	USA PATRIOT Act	91
10.19	[Reserved]	91
10.20	Credit Inquiries	91
10.21	Performance of Borrower’s Obligations	91
10.22	Waivers by Borrower	91
10.23	ENTIRE AGREEMENT	92
10.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	92

v

SCHEDULES

1.01(a)	Commitments and Applicable Percentages
1.01(b)	Guarantors
2.05(c)	Extraordinary Receipts
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.18	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Investments
7.05	Dispositions
7.08	Affiliate Transactions
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Conversion/Continuation Notice
B	Funding Notice
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliated Lender Assignment and Assumption
E-3	Administrative Questionnaire
F	Form of Super Priority Intercreditor Agreement
G	Reserved
H	Reserved
I-1 –I-4	U.S. Tax Compliance Certificates

Super Priority CREDIT AGREEMENT

This SUPER PRIORITY CREDIT AGREEMENT (“Agreement”) is entered into as of May 3, 2021 among Basic Energy Services, Inc., a Delaware corporation (the “Borrower”), each Term Loan lender from time to time party hereto (collectively, the “Term Loan Lenders” and individually, a “Term Loan Lender”), and Cantor Fitzgerald Securities, as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Term Loan Lenders extend credit in the form of Term Loans in an aggregate principal amount of $10,000,000.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Administrative Agent” means Bank of America, N.A., as administrative agent under the ABL Credit Agreement, or any successor administrative agent.

“ABL Collateral” has the meaning assigned such term in the Security Agreement.

“ABL Credit Agreement” has the meaning assigned such term in the definition of ABL Facility.

“ABL Facility” means the revolving credit facility provided pursuant to that certain ABL Credit Agreement, dated October 2, 2018 (as amended by that certain Limited Consent and First Amendment to ABL Credit Agreement dated as of March 9, 2020, as further amended by that certain Second Amendment to ABL Credit Agreement dated as of June 15, 2020, as further amended by that certain Third Amendment to ABL Credit Agreement dated as of October 14, 2020, the “ABL Credit Agreement”) by and among the Borrower, the lenders from time to time party thereto and the ABL Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified as permitted by this Agreement.

“ABL Forbearance Agreement” means that certain forbearance agreement, dated as of April 14, 2021, among the ABL Administrative Agent, the Borrower, certain of the Borrower’s Subsidiaries and the Required Lenders (as defined in the ABL Credit Agreement), as in effect on the date hereof and as amended by the Closing Date ABL Amendment (or as amended, restated, amended and restated, supplemented or otherwise modified as permitted by this Agreement).

“ABL Loan Document” means the “Loan Documents” as defined in the ABL Credit Agreement.

“Actual Cash Receipts” means with respect to any period, the actual amount that corresponds to the line item “Total Operating Receipts” as determined by reference to the Approved Budget as then in effect.

“Acquisition” means the acquisition, directly or indirectly, by any Person of (a) at least a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business or division of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Actual Debtor Professional Fee Amounts” means, with respect to any period, the actual amount of “Debtor Professional Fees” described in the supporting materials provided with the Approved Budget as then in effect.

“Actual Operating Disbursement Amounts” means with respect to any period, the actual amount that corresponds to the line item “Total Operational Disbursements” in the Approved Budget as then in effect.

“Ad Hoc Group of Term Loan Lenders” means, collectively, all existing Term Loan Lenders (and any of their Affiliates) that were represented by the Specified Lender Advisors and identified to the Administrative Agent as of the Closing Date (and each individually, an “Ad Hoc Group Term Loan Lender”).

“Administrative Agent” means Cantor Fitzgerald Securities in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Term Loan Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means (i) Ascribe or any of its Affiliates and (ii) any Term Loan Lender that is an Affiliate of the Borrower or any of its Subsidiaries, in each case other than the Borrower or any of its Subsidiaries.

“Affiliated Lender Assignment and Assumption” means an Affiliated Lender Assignment and Assumption substantially in the form of Exhibit E-2.

“Agency Fee Letter” means, that certain fee letter, dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agreement” means this Super Priority Credit Agreement.

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including the Patriot Act.

“Applicable Percentage” means, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Commitments represented by (i) such Term Loan Lender’s Commitment at such time and (ii) after the funding of the Term Loans, the principal amount of such Term Loan Lender’s Loans, subject to adjustment as provided in Section 2.16. The initial Applicable Percentage of each Term Loan Lender is set forth opposite the name of such Term Loan Lender on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable.

“Applicable Rate” means 10.0% per annum for Base Rate Loans and 11.0% per annum for LIBOR Loans.

“Approved Budget” shall mean the then most current budget prepared by the Borrower and approved by the Required Lenders in accordance with Section 6.20.

“Approved Budget Variance Report” shall mean a report provided by the Borrower to the Administrative Agent and the Term Loan Lender Advisors (a) showing, in each case, on a line item by line item and a cumulative basis, the Actual Cash Receipts, the Actual Operating Disbursement Amounts and the Actual Debtor Professional Fee Amounts as of the last day of the Variance Testing Period then most recently ended, noting therein (i) all variances, on a cumulative basis, from the Budgeted Cash Receipts, the Budgeted Operating Disbursement Amounts and the Budgeted Debtor Professional Fee Amounts for such period as set forth in the Approved Budget as in effect for such period and (ii) containing an indication as to whether each variance is temporary or permanent and analysis and explanations for all material variances, (iii) certifying compliance or non-compliance in such Variance Testing Period with the Permitted Variances and (iv) including explanations for all material variances and violations, if any, of such covenant and if any such violation exists, setting forth the actions which the Borrower has taken or intend to take with respect thereto and (b) which such reports shall contain supporting information, satisfactory to the Required Lenders in their sole discretion (which satisfaction may be communicated via email by any of the Specified Lender Advisors).

“Approved Fund” means any Fund that is administered or managed by (a) a Term Loan Lender, (b) an Affiliate of a Term Loan Lender or (c) an entity or an Affiliate of an entity that administers or manages a Term Loan Lender.

“Ascribe” means Ascribe III Investments LLC, a Delaware limited liability company.

“Ascribe Consent Letter” means that certain letter, dated as of the Closing Date, by Ascribe and acknowledged by the Administrative Agent, which shall be in form and substance satisfactory to the Ad Hoc Group of Term Loan Lenders, and which shall permit the entry into this Agreement, the Super Priority Intercreditor Agreement, and all the transactions contemplated hereby and thereby, as amended, restated, amended and restated supplemented, or otherwise modified as permitted by this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Term Loan Lender (other than an Affiliated Lender) and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate, and (c) LIBOR for a 30 day interest period as of such day plus 1.00%; provided that in no event shall the Base Rate be less than zero.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Competitor” means any Person that competes with the business of the Borrower or any of its Subsidiaries or any of their respective known Affiliates or Affiliates identified in writing to the Administrative Agent from time to time or otherwise readily identifiable as such by name.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Notice” has the meaning specified in Section 6.12(f)(v).

“Borrowing” means Term Loans of the same Type, made, converted, or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day that is also a London Banking Day.

“Budgeted Debtor Professional Fee Amounts” means, with respect to any period, the amount of “Debtor Professional Fees” described in the supporting materials provided with the Approved Budget as then in effect.

“Budgeted Cash Receipts” means with respect to any period, the amount that corresponds to the line item “Total Operating Receipts” in the Approved Budget, as then in effect.

“Budgeted Operating Disbursement Amounts” shall mean with respect to any period, the amount that corresponds to the line item “Total Operational Disbursements” in the Approved Budget.

“C&J Acquisition Agreement” means that certain Purchase Agreement dated as of March 9, 2020, by and among the Borrower, Ascribe, NexTier Holding Co., a Delaware corporation and C&J Well Services Inc., a Delaware corporation and the related documents contemplated thereby.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of one or more Capital Leases that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the issue date of the Senior Notes will be deemed not to represent a Capital Lease Obligation.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)            commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)            Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are comprised of least 95% of Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which a “change of control” or any comparable term under, and as defined in, any of the Senior Notes Documents, the March 2020 Note, the Second Lien Note and/or the ABL Credit Agreement.

“Chapter 11 Cases” has the meaning specified in Section 6.22(d).

“Chapter 11 Filing” has the meaning specified in Section 6.22(e).

“Claims Pool” has the meaning specified in Section 6.22(d).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date ABL Amendment” means that certain amendment to the ABL Credit Agreement and the ABL Forbearance, dated as of the Closing Date, among the Borrower, the lenders holding at least a majority of the commitments under the ABL Facility, and the ABL Administrative Agent, which shall be in form and substance satisfactory to each of the Term Loan Lenders, as amended, restated, amended and restated, supplemented or otherwise modified as permitted by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning set forth in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, Security Agreement Supplements, security agreements, pledge agreements, Mortgages, deeds of trust, intellectual property security agreements, or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01 and Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Term Loan Lender, the commitment, if any, of such Term Loan Lender to make a Loan hereunder on the Closing Date expressed as an amount representing the maximum principal amount of the Loan to be made by such Term Loan Lender hereunder. The amount of each Term Loan Lender’s Commitment as of the Closing Date is set forth on Schedule 1.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Commitment on the Closing Date is $10,000,000. Once funded on the Closing Date, the Commitments shall be reduced to zero and be terminated.

“Communication” has the meaning specified in Section 10.17.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its consolidated Subsidiaries, less all assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means (a) a “covered entity”, as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank”, as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI”, as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

“Covered Party” has the meaning set forth in Section 10.25.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A, or such other form as may be approved by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system, including electronic mail, as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(g).

“Declining Lender” has the meaning specified in Section 2.05(g).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.16(b), any Term Loan Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Term Loan Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Term Loan Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Term Loan Lender any other amount required to be paid by it within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Term Loan Lender’s obligation to fund a Loan hereunder and states that such position is based on such Term Loan Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Term Loan Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) becomes subject of a Bail-In Action; provided that a Term Loan Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Term Loan Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Term Loan Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Term Loan Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Term Loan Lender. Any determination by the Administrative Agent that a Term Loan Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Term Loan Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Term Loan Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory that is the target of a Sanction.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable for any consideration other than solely an Equity Interest in such Person (which would constitute Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof for any consideration other than solely an Equity Interest in such Person (which would constitute Qualified Capital Stock) at the option of the holder thereof, in whole or in part on or prior to the date that is 181 days after the earlier of the Maturity Date and payment in full of the Obligations, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, or (c) contains any repurchase obligation on or prior to the date that is 181 days after the earlier of the Maturity Date and payment in full of the Obligations.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 10.17.

“Electronic Record” has the meaning specified in Section 10.17.

“Electronic Signature” has the meaning specified in Section 10.17.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or relating to the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not constitute Equity Interests prior to conversion or exchange thereof).

“Equity Proceeds” means cash proceeds from the issuance of Qualified Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 9.13(a).

“Erroneous Payment Notice” has the meaning assigned to it in Section 9.13(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” means:

(a)            ABL Collateral;

(b)            any real property that is not Material Real Property;

(c)            any lease, license, permit, agreement or instrument that would otherwise constitute Collateral (referred to solely for purpose of this paragraph as a “Contract”), in each case in existence on the Closing Date or upon acquisition of the relevant Guarantor party thereto, to the extent that a grant of a security interest therein would violate or invalidate such Contract or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (in each case, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity and only so long as such prohibition or consent requirement was not created in contemplation or anticipation of the Collateral requirements under this Agreement and remains in effect); provided that: (x) rights to payment under any such Contract otherwise constituting Excluded Property shall be included in the Collateral to the extent permitted under such Contract or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (y)  all proceeds paid or payable to the Borrower or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral;

(d)            [Reserved];

(e)            any property which is subject to a Capital Lease Obligation, purchase money obligation or other debt obligation if and to the extent that (i) such Capital Lease Obligation, purchase money obligation or other debt obligation was incurred pursuant to Section 7.2(f) and the agreements or documents granting or governing such Capital Lease Obligation, purchase money obligation or other debt obligation validly prohibit, or otherwise require any consent (but only so long as such prohibition or consent requirement was not created in contemplation or anticipation of the Collateral requirements under this Agreements and remain outstanding, and in each case after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) and (ii) such restriction described in clause (i) above relates only to the asset or assets acquired by the Borrower or any Guarantor and attachments and accessions thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to the Borrower or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of such Capital Lease Obligations, purchase money obligations or other debt obligations secured by such assets;

(f)            any asset in which a pledge or security interest is prohibited by applicable law, rule or regulation (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code));

(g)            [reserved];

(h)            any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(i)            any governmental licenses or state or local franchises, charters and authorizations to the extent the granting of security interests therein are prohibited or restricted thereby (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code); and

(j)            any letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a financing statement under the Uniform Commercial Code.

Notwithstanding the foregoing, other than as provided in clause (a) above, no property that constitutes collateral under any of the Senior Notes, the other Senior Notes Documents and the March 2020 Note shall constitute Excluded Property.

In addition, Excluded Property shall include any “Building” (as defined in 39 C.F.R. §339.2, as such may be amended from time to time) owned by the Borrower or any Guarantor that constitutes Material Real Property unless and until the Administrative Agent (acting at the direction of the Required Lenders) (i) shall have received Flood Documentation, (ii) determined (at the direction of the Required Lenders) that it is not Flood Hazard Property or (C) determined is otherwise not subject to the Federal Emergency Management Agency’s flood insurance requirement.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes , and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Term Loan Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes (b) in the case of a Lender, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Term Loan Lender pursuant to the Laws in effect on the date on which (i) such Term Loan Lender acquires an interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13), or (ii) such Term Loan Lender designates a new Lending Office, except to the extent that such Term Loan Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed by FATCA.

“Extraordinary Receipts” means an amount equal to (a) any cash payments or proceeds (including permitted Investments) received (directly or indirectly) by or on behalf of the Borrower or any of its Subsidiaries not in the ordinary course of business and not consisting of Net Cash Proceeds described in Section 2.05(b) in respect of (i) insurance proceeds in connection with a casualty event, (ii) foreign, United States, state or local tax refunds, (iii) pension plan reversions, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than receipts from settlements with customers), (v) indemnity payments (other than to the extent such indemnity payments are (A) immediately payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries or (B) received by the Borrower or its Subsidiaries as reimbursement for any payment previously made to such Person) and (vi) any purchase price adjustment received in connection with any purchase agreement to the extent not constituting Net Cash Proceeds, minus (b) (A) any selling and settlement costs and out-of-pocket expenses (including reasonable broker’s fees or commissions and legal fees) and any taxes paid or reasonably estimated to be payable by the Borrower or any of its Subsidiaries (after taking into account any tax credits or deductions actually realized by the Borrower or any of its Subsidiaries with respect to the transactions described in clause (a) of this definition) in connection with the transactions described in clause (a) of this definition, and (B) for purposes of determining Extraordinary Receipts under Section 2.05, any funding loss expenses incurred by the Borrower under Section 3.05 as a result of a mandatory prepayment required by Section 2.05.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, (a) the weighted average per annum interest rate on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if the rate is not so published, the average per annum rate (rounded up to the nearest 1/8 of 1%) a national banking institution on the applicable day on such transactions, as determined by the Administrative Agent; provided, that in no event shall the Federal Funds Rate be less than zero.

“Fee Letters” means, individually or collectively, as the context may require, the Agency Fee Letter and the Lender Fee Letter.

“Flood Documentation” means, with respect to each parcel of real property and located in the United States of America or any territory thereof, the documents described in Section 6.12(f)(v).

“Flood Hazard Property” means any improved real property that is in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Term Loan Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Notice” means a notice substantially in the form of Exhibit B.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) the Domestic Subsidiaries of the Borrower listed on Schedule 101(b) and each other Domestic Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and (b) each Subsidiary of the Borrower (including each Foreign Subsidiary) that is guarantor or obligor under any of the Senior Notes, the other Senior Notes Documents, the ABL Facility, the March 2020 Note, the Second Lien Note or any other Indebtedness.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Domestic Subsidiary” means Basic Energy Services International LLC; provided that Basic Energy Services International LLC shall no longer constitute an Immaterial Domestic Subsidiary if either (i) it owns net assets that have an aggregate fair market value of equal to or greater than 0.25% of Consolidated Tangible Assets of the Borrower as of the end of the fiscal quarter most recently ended or generates revenue that is greater than 0.25% of the consolidated revenue of the Borrower and its Subsidiaries or (ii) it is or becomes a guarantor or obligor under any of the Senior Notes, the other Senior Notes Documents, the ABL Facility, the March 2020 Note, the Second Lien Note or any other Indebtedness.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under any swap contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that, if such indebtedness is limited in recourse, then the amount of such indebtedness for purposes of this Agreement will not exceed the fair market value of such property;

(f)            all Attributable Indebtedness with respect to Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)            all Disqualified Capital Stock; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

(i)            For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Approved Budget” shall mean the Approved Budget delivered to the Administrative Agent and the Term Loan Lender Advisors on the Closing Date.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code of the United States, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intercreditor Agreements” means, individually or collectively, as the context may require, (i) the Super Priority Intercreditor Agreement and (ii) the intercreditor agreement in substantially the form attached to the Collateral Rights Agreement, with such changes therefrom as may be agreed to by the Required Lenders and the Borrower or as are contemplated by Section 10.01.

“Interest Payment Date” means, (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date and (b) as to any Base Rate Loan, the first day of each month and the Maturity Date.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one month thereafter or such shorter period as agreed by the Required Lenders (in each case, subject to availability), as selected by the Borrower in its Funding Notice; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Fee Letter” means that certain fee letter, dated as of the Closing Date, among the Borrower and the Term Loan Lenders.

“Lending Office” means, as to any Term Loan Lender, the office or offices of such Term Loan Lender described as such in such Term Loan Lender’s Administrative Questionnaire, or such other office or offices as a Term Loan Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” means the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, for a term equivalent to such period, equal to the London interbank offered rate, or comparable or successor rate approved by the Administrative Agent (acting at the direction of the Required Lenders), as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time, including IHS Markit WSO); provided that any comparable or successor rate shall be determined in accordance with Section 3.03 and applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall LIBOR be less than zero.

“LIBOR Loan” means a Loan that bears interest based on LIBOR or each set of Loans bearing interest based on LIBOR having a common length and commencement of Interest Period, as context requires.

“LIBOR Replacement Date” has the meaning specified in Section 3.03(b).

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time including IHS Markit WSO).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Required Lenders, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent or Required Lenders determine that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent or the Required Lenders determine is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, license, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including (i) any conditional sale or other title retention agreement, (ii) any lease in the nature thereof, (iii) any option or other agreement to sell or give a security interest, (iv) any filing, authorized by or on behalf of the relevant grantor, of any financing statement under the UCC (or equivalent statutes) of any jurisdiction and (v) any obligation under any joint venture agreement to transfer all or a portion of the shares or assets of such joint venture upon the occurrence of a default or event of default under any Indebtedness.

“Loan” means a Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Intercreditor Agreements, (e) the Collateral Documents and (f) the Fee Letters.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Make-Whole Payment” shall have the meaning set forth in the C&J Acquisition Agreement.

“March 2020 Note” means that certain Senior Secured Promissory Note, dated as of March 9, 2020, executed by the Borrower and payable to Ascribe, and guaranteed by the Guarantors, in the principal amount of $15,000,000.00, as amended, restated, amended and restated, supplemented or otherwise modified as permitted by this Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower or the Borrower and its Restricted Subsidiaries taken as a whole (other than events disclosed in Borrower’s public filings prior to the Closing Date); (b) a material impairment of the rights and remedies of the Administrative Agent or any Term Loan Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Real Property” (a) any individual real property that secures the obligations under the Senior Notes, (b) any individual real property owned in fee by the Borrower or any Guarantor if the fair market value is greater than or equal to $500,000 and (c) to the extent that the aggregate fair market value of all real property owned by the Borrower or any Guarantors not then subject to a Mortgage in favor of the Administrative Agent exceeds $2,000,000 in the aggregate, any one or more individual real properties such that the remaining real property not then subject to a Mortgage in favor of the Administrative Agent has an aggregate fair market value of not more than $2,000,000.

“Material Contract” means, with respect to any Person, any agreement or instrument to which such Person is a party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933, (b) that relates to Indebtedness of such Person with an aggregate principal amount in excess of $500,000 or (c) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means May 15, 2021; provided that such date may be extended for up to thirty (30) days with the prior written consent of Term Loan Lenders (other than Defaulting Lenders and Affiliated Lenders) holding Term Loans representing more than 66 2/3% of the aggregate outstanding amount of the Term Loans of all the Lenders at such time (excluding the Term Loans of Defaulting Lenders and Affiliated Lenders).

“Milestone” has the meaning specified in Section 6.22.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust, deeds to secure debt or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (a) with respect to any Disposition, the cash proceeds received by the Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements and condemnation awards), net of (i) transaction expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with the receipt of such cash proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) in the case of insurance settlements and condemnation awards, amounts previously paid by the Borrower and any of its Subsidiaries consistent with the Approved Budget to replace or restore the affected property, and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Disposition and is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset or Indebtedness that is secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the Obligations), (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, and underwriter’s discounts and commissions) incurred in connection therewith and (c) with respect to any Extraordinary Receipts, 100% of such cash or proceeds received by the Borrower or any of its Subsidiaries.

“NFIP” has the meaning specified in Section 6.12(f)(v).

“Non-Consenting Lender” means any Term Loan Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Term Loan Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Term Loan Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing Term Loans made by such Term Loan Lender, substantially in the form of Exhibit C.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Variance” shall mean, commencing with the applicable Permitted Variance Commencement Date, (a) in respect of the aggregate amount of Actual Operating Disbursement Amounts and Actual Debtor Professional Fee Amounts, 10% for each Variance Testing Period and (b) in respect of Actual Cash Receipts, 15% for each Variance Testing Period.

“Permitted Variance Commencement Date” means the calendar week ending April 30, 2021.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.03(b).

“Premises” means any property that is required hereunder to be subject to a Mortgage in favor of the Administrative Agent.

“Prime Rate” means the rate of interest announced by a national banking institution from time to time as its prime rate. Such rate is set by a national banking institution on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by such institution shall take effect at the opening of business on the day specified in the announcement.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” means a “qualified financial contract”, as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.25.

“Qualified Capital Stock” of any Person means any capital stock of such person that is not Disqualified Capital Stock; provided that such capital stock shall not be deemed Qualified Capital Stock to the extent sold or owed to a Subsidiary of such person or financed, directly or indirectly, using funds (1) borrowed from such person or any Subsidiary of such person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such person or any Subsidiary of such person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of Borrower.

“Recipient” means (a) any Term Loan Lender and (b) the Administrative Agent, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“Rejection Notice” “has the meaning specified in Section 2.05(g).

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Required Lenders and the Administrative Agent applicable to such LIBOR Successor Rate: the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its discretion and in consultation with the Required Lenders or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Required Lenders and available to the Administrative Agent.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Removal Effective Date” has the meaning set forth in Section 9.06.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Term Loan Lenders holding more than 50% of the sum of the Commitments or Term Loans, as applicable; provided that the Commitments and Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning set forth in Section 9.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means any direct or indirect Subsidiary of the Borrower.

“RSA” has the meaning specified in Section 6.22(e).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Loans” means one or more term loans in an aggregate amount not to exceed $15,000,000 made by Ascribe to the Borrower pursuant to the Second Lien Note.

“Second Lien Note” means that certain Second Lien Delayed Draw Promissory Note dated as of October 15, 2020, by the Borrower and the Guarantors in favor of Ascribe, as amended, restated, amended and restated, supplemented or otherwise modified as permitted by this Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Term Loan Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date, as amended and supplemented from time to time, executed by each of the Loan Parties in favor of the Administrative Agent.

“Security Agreement Supplement” means the form of supplement attached to the Security Agreement as Annex I.

“SEMS” means the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.

“Senior Notes” means (a) those certain 10.75% Senior Secured Notes due 2023 of the Borrower and (b) any Additional Notes (as defined in the Senior Notes Indenture).

“Senior Notes Collateral Agency Agreement” means the “Collateral Agency Agreement” as defined in the Senior Notes Indenture.

“Senior Notes Documents” means the “Note Documents” as defined in the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture for the Senior Notes dated as of October 2, 2018 between the Borrower and the Senior Notes Trustee.

“Senior Notes Trustee” means UMB Bank, N.A., in its capacity as trustee under the Senior Notes Indenture or as collateral agent under the Senior Notes Collateral Agency Agreement.

“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Specified Lender Advisors” shall mean (i) Davis Polk & Wardwell LLP, as legal counsel and (ii) Ducera Partners LLP, as financial advisor, in each case to the Ad Hoc Group of Term Loan Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Super Priority Intercreditor Agreement” means the intercreditor agreement in substantially the form set forth in Exhibit F hereto.

“Supported QFC” has the meaning set forth in Section 10.25.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Lender” has the meaning specified in the introductory paragraph hereto.

“Term Loan Lender Advisors” means (i) the Specified Lender Advisors and (ii) as long as Ascribe remains a Term Loan Lender, Fried, Frank, Harris, Shriver and Jacobson LLP, as legal counsel to Ascribe.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Required Lenders as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as available to the Administrative Agent and approved by the Required Lenders from time to time in its discretion.

“Third Supplemental Indenture” means the Third Supplemental Indenture, dated as of the Closing Date, between the Borrower and the Senior Notes Trustee, which shall be in form and substance satisfactory to each of the Term Loan Lenders, and which shall have been consented to by holders (other than Affiliates of the Borrower) of not less than 66 2/3% of the aggregate principal amount of the Senior Notes and permit the entry into this Agreement and all the transactions contemplated hereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary which is not a Restricted Subsidiary.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolutions Regimes” has the meaning specified in Section 10.25.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii).

“Variance Testing Period” means, as applicable, with respect to each testing date thereafter, the cumulative period of two weeks ending on April 30, 2021 and every two week period ending on the last date of each calendar week thereafter.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Term Loan Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Term Loan Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)            Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04         Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         [Reserved]

1.07         Currency Equivalents Generally.

(a)            Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 10:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

(b)            The Administrative Agent does not warrant or accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to any rate used in determining LIBOR, Term SOFR or with respect to any comparable or successor rate thereto. The Required Lenders and the Borrower agree to cooperate with the Administrative Agent in making any determinations with respect to the comparable or successor rate to LIBOR or any other benchmark.

1.08         Uniform Commercial Code. Terms relating to Collateral used and not otherwise defined herein that are defined in the UCC shall have the meanings set forth in the UCC, as applicable and as the context requires.

1.09         Divisions. For all purposes under this Agreement or any of the other Loan Documents, if pursuant to any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under comparable laws of a different jurisdiction): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person created as part of such division, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence as part of such division, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its capital stock at such time.

ARTICLE II
the COMMITMENTS

2.01         The Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make loans (each such loan, a “Term Loan”) to the Borrower on the Closing Date, in an aggregate amount not to exceed the amount of such Term Loan Lender’s Commitment. The Term Loans made on the Closing Date shall be deposited into the Collateral Account in accordance with Section 2.02(b). Each Term Loan Lender’s Commitment shall terminate immediately and without any further action upon the making of the Term Loans on the Closing Date by such Term Loan Lender or, if earlier, at 5:00 p.m. on the Business Day following the Closing Date. The Term Loans funded on the Closing Date shall constitute 100% of the Commitments but shall be funded net of any original issue discount agreed to by the parties hereto pursuant to the Lender Fee Letter.

2.02         Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (i) electronic submission, (ii) a Funding Notice or (ii) a Conversion/Continuation Notice. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days (or such shorter period as agreed to by the Administrative Agent (acting at the direction of the Required Lenders) prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans (except in the case of the initial Borrowing, which shall be received one Business Day prior to the requested date of such Borrowing), and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Funding Notice or Conversion/Continuation Notice, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of LIBOR Loans shall be in a principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Funding Notice or Conversion/Continuation Notice, as applicable, and each electronic notice shall specify (i) whether the Borrower is requesting a Borrowing, conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, as applicable, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), as applicable, (iii) the principal amount of Loans to be borrowed, converted or continued, as applicable, (iv) the Type of Loans to be borrowed or which existing Loans are to be converted, as applicable, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account to which funds shall be disbursed. If the Borrower fails to specify a Type of Loan in a Funding Notice or Conversion/Continuation Notice, as applicable, or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Funding Notice or Conversion/Continuation Notice, as applicable, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)            Following receipt of a Funding Notice or Conversion/Continuation Notice, as applicable, the Administrative Agent shall promptly notify each Term Loan Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Term Loan Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of the Borrowing on the Closing Date, each Term Loan Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Closing Date, which shall be the Business Day specified in the Funding Notice. On the Closing Date, upon satisfaction of the conditions set forth in Section 4.01, 100% of the net proceeds of the Term Loans (net of any original issue discount agreed to by the parties hereto pursuant to the Lender Fee Letter) shall be wire transferred to an account of the Borrower that constitutes a Collateral Account in accordance with the funds flow memorandum approved by the Term Loan Lender Advisors and delivered to the Administrative Agent prior to the Closing Date.

(c)            Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Required Lenders.

(d)            The Administrative Agent shall promptly notify the Borrower and the Term Loan Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Term Loan Lenders of any change in the prime rate used by the Administrative Agent in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to LIBOR Loans.

2.03         [Reserved].

2.04         [Reserved].

2.05         Prepayments. (a) Optional. The Borrower may not at any time voluntarily prepay Loans in whole or in part without the prior written consent of Ad Hoc Group of Term Loan Lenders; provided that notwithstanding the foregoing, the Borrower may voluntarily prepay Loans in whole upon prior written notice to the Administrative Agent so long as the Borrower simultaneously prepays in full the aggregate outstanding principal amount of the Senior Notes and the March 2020 Note, plus accrued and unpaid interest thereunder and all other Obligations (as defined in the Senior Notes Indenture and the March 2020 Note, as applicable) that are due and payable thereunder.

(b)            Dispositions. Not later than the second Business Day following the receipt of Net Cash Proceeds in excess of $25,000 by the Borrower or any of its Subsidiaries in respect of any Disposition made pursuant to Section 7.05(f), the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided that, in no event shall the proceeds of any ABL Collateral be required to prepay the Loans.

(c)            Extraordinary Receipts. Not later than the second Business Day following the receipt of Net Cash Proceeds by the Borrower or any of its Subsidiaries in respect of Extraordinary Receipts in excess of $25,000 in the aggregate for all such Extraordinary Receipts during the term of this Agreement, the Borrower shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to 100% of all such excess Net Cash Proceeds received therefrom; provided that in no event shall the Borrower or any of its Subsidiaries be required to prepay the Loans under this Section 2.05(c) with the proceeds of the Extraordinary Receipts described on Schedule 2.05(c) (it being understood and agreed that such proceeds shall be deposited into a Collateral Account upon receipt and disbursed from such Collateral Account solely in accordance with the Approved Budget (subject to Permitted Variances)); provided, further, that, in no event shall the proceeds of any ABL Collateral be required to prepay the Loans.

(d)            Issuance of Indebtedness. In the event that the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of any Indebtedness by the Borrower or any of its Subsidiaries (other than any cash proceeds from the issuance or incurrence of Indebtedness permitted pursuant to Section 7.02), then the Borrower shall, substantially simultaneously with the receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans.

(e)            Notice and Certificate. The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.05, (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least two Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of under this Section 2.05 shall be applied in accordance with Section 2.13 and subject to Sections 3.04 and 3.05, but shall otherwise be without premium or penalty. All prepayments of Borrowings under this Section 2.05 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. Prior to the applicable of any prepayment required under this Section 2.05, all Net Cash Proceeds received by the Borrower or any of its Subsidiaries shall be deposited into a Collateral Account in accordance with Security Agreement.

(f)             Obligations under Other Debt Instruments. Notwithstanding anything in this Section 2.05 to the contrary, in the event and on each occasion that the Borrower or any of its Subsidiaries would be required pursuant to the terms of the ABL Facility, as in effect on the date hereof, to repay or prepay, or to make an offer to repay or prepay, any such Indebtedness as a result of the receipt of any Net Cash Proceeds by the Borrower or any of its Subsidiaries in connection with a Disposition of any ABL Collateral or other event in respect of any ABL Collateral that would otherwise require a prepayment of the Loans pursuant to this Section 2.05, then, to the extent of any such requirement to make such repayment or prepayment, or to make such offer, the Borrower and any of its Subsidiaries shall not be required to make any prepayments pursuant to this Section 2.05.

(g)            Declining Lenders. Notwithstanding any of the other provisions of this Section 2.05, any Term Loan Lender may elect not to accept all (but not less than all) of its pro rata percentage of any mandatory prepayment (any such Term Loan Lender, a “Declining Lender”, and any such declined amounts, the “Declined Amounts”) of Loans required to be made pursuant to clauses (b) and (c) of this Section 2.05 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. on the Business Day of such Term Loan Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Amounts shall be offered to Lenders that are not Declining Lenders on a pro rata basis, and any Declined Amounts remaining thereafter shall be retained by the Borrower.

2.06         [Reserved].

2.07         Repayment of Loans. The Borrower shall repay to the Term Loan Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.08         Interest. (a) Subject to the provisions of Section 2.08(b), (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. For the avoidance of doubt, 100% of the Loans shall begin to accrue interest on the Closing Date.

(b)       (i)              If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)           Upon the request of the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders, while any Event of Default exists or automatically upon the occurrence of an Event of Default under Section 8.01(a) or Section 8.01(f), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided, that such interest shall be paid solely by capitalizing, compounding and adding such accrued amounts to the unpaid principal amount of the Term Loans outstanding at such time. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.

(a)            Fees. (i) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)            The Borrower shall pay to the Administrative Agent for the benefit of the Term Loan Lenders such fees as shall have been separately agreed upon in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10         Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans (excluding Base Rate Loans determined by reference to LIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11         Evidence of Debt. (a) The Loans made by each Term Loan Lender shall be evidenced by one or more accounts or records maintained by such Term Loan Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Term Loan Lender shall be conclusive absent manifest error of the amount of the Loans made by the Term Loan Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Term Loan Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Term Loan Lender, the Borrower shall execute and deliver to such Term Loan Lender a Note, which shall evidence such Term Loan Lender’s Loans in addition to such accounts or records. Each Term Loan Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in Section 2.11(a), each Term Loan Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Term Loan Lender. In the event of any conflict between the accounts and records maintained by the Administrative Agent, any Note and the accounts and records of any Term Loan Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made free and clear and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Term Loan Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Term Loan Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Term Loan Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)        (i)          Funding by Term Loan Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Term Loan Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Term Loan Lender will not make available to the Administrative Agent such Term Loan Lender’s share of such Borrowing, the Administrative Agent may assume that such Term Loan Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Term Loan Lender has made such share available in accordance with and at the time required by Section 2.02) and may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Term Loan Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Term Loan Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Term Loan Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Term Loan Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Term Loan Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Term Loan Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Term Loan Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Term Loan Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Term Loan Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Term Loan Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Term Loan Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Term Loan Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Term Loan Lender makes available to the Administrative Agent funds for any Loan to be made by such Term Loan Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Term Loan Lender) to such Term Loan Lender, without interest.

(d)            Obligations of Term Loan Lenders Several. The obligations of the Term Loan Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Term Loan Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Term Loan Lender of its corresponding obligation to do so on such date, and no Term Loan Lender shall be responsible for the failure of any other Term Loan Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Term Loan Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Term Loan Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)             Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under this Article II) payable to the Administrative Agent in its capacity as such, (ii) second, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13         Sharing of Payments by Term Loan Lenders. If any Term Loan Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Term Loan Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Term Loan Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Term Loan Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Term Loan Lenders hereunder and under the other Loan Documents at such time obtained by all the Term Loan Lenders at such time or (b) Obligations owing (but not due and payable) to such Term Loan Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Term Loan Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Term Loan Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Term Loan Lenders hereunder and under the other Loan Documents at such time obtained by all of the Term Loan Lenders at such time then, in each case under clause (a) and (b) above, the Term Loan Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Term Loan Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Term Loan Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Term Loan Lenders or owing (but not due and payable) to the Term Loan Lenders, as the case may be, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Term Loan Lender as consideration for the assignment of or sale of a participation in any of its Loans or to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Term Loan Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Term Loan Lender were a direct creditor of the Borrower in the amount of such participation.

2.14         [Reserved] .

2.15         [Reserved].

2.16         Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement:

(a)            Waivers and Amendments. A Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(b)            Reallocation of Payments and Applicable Percentages. For purposes of determining Term Loan Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans, the Administrative Agent may in its discretion reallocate Applicable Percentages by excluding a Defaulting Lender’s Commitments and Loans from the calculation of thereof.

(c)            Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. The Administrative Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to readvance the amounts to the Borrower or to repay Obligations. A Term Loan Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender.

(d)            Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Term Loan Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Term Loan Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Term Loan Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(b)), whereupon that Term Loan Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17         [Reserved].

2.18         [Reserved].

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require an applicable withholding agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)            If any applicable withholding agent shall be required by applicable Law to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then (A) such withholding agent shall withhold or make such deductions as are determined by such withholding agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) if such Tax subject to withholding or deduction is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholding or deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by applicable Loan Party. Without limiting the provisions of subsection (a) above, the applicable Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)           Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, any Loan Party shall, and does hereby, indemnify each Recipient and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by applicable Loan Party or the Administrative Agent or paid by the applicable Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The applicable Loan Party shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Term Loan Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the applicable Loan Party by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Term Loan Lender, shall be conclusive absent manifest error.

(ii)            Without limiting the provisions of subsection (a) or (b) above, each Term Loan Lender and shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Term Loan Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Term Loan Lender to the Administrative Agent pursuant to subsection (e). Each Term Loan Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Term Loan Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)           Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the applicable Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation. (i) Any Term Loan Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Term Loan Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Term Loan Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Term Loan Lender’s reasonable judgment such completion, execution or submission would subject such Term Loan Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Term Loan Lender.

(ii)            Without limiting the generality of the foregoing,

(A)          any Term Loan Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Term Loan Lender becomes a Term Loan Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Term Loan Lender is exempt from U.S. federal backup withholding Tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Term Loan Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner.

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Term Loan Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Term Loan Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)           Treatment of Certain Refunds. If the Administrative Agent or any Term Loan Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Term Loan Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Administrative Agent or such Term Loan Lender agrees to repay the amount paid over to applicable Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Term Loan Lender in the event the Administrative Agent or such Term Loan Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the Administrative Agent or such Term Loan Lender be required to pay any amount to the applicable Loan Party pursuant to this subsection (f) the payment of which would place the Administrative Agent or such Term Loan Lender in a less favorable net after-Tax position than the Administrative Agent or such Term Loan Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Term Loan Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Term Loan Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02        Illegality. If any Term Loan Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Term Loan Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Term Loan Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Term Loan Lender to the Borrower through the Administrative Agent, (i) any obligation of such Term Loan Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Term Loan Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Loans of such Term Loan Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR component of the Base Rate, in each case until such Term Loan Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Term Loan Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Term Loan Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Term Loan Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR component of the Base Rate), either on the last day of the Interest Period therefor, if such Term Loan Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Term Loan Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Term Loan Lender determining or charging interest rates based upon LIBOR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Term Loan Lender without reference to the LIBOR component thereof until the Administrative Agent is advised in writing by such Term Loan Lender that it is no longer illegal for such Term Loan Lender to determine or charge interest rates based upon LIBOR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03       Inability to Determine Rates.

(a)           The Administrative Agent will promptly notify the Borrower and the Term Loan Lenders if, in connection with any Loan or request with respect to a Loan, (i) the Administrative Agent or the Required Lenders determine that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable Loan amount or Interest Period, or (B) adequate and reasonable means do not exist for determining LIBOR for the Loan or Interest Period (including with respect to calculation of the Base Rate); or (ii) the Administrative Agent or the Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan. Thereafter, the Term Loan Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until the Administrative Agent determines (or at the instruction of the Required Lenders) to withdraw the notice. Upon receipt of such notice, the Borrower may revoke any pending request for funding, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan, and the Administrative Agent shall, upon request by the Required Lenders, immediately convert any affected LIBOR Loan to a Base Rate Loan and/or disregard the use of LIBOR in determining Base Rate.

(b)           Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)           the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(iv)          syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, (x) in the case of clauses (i)-(iii) above, on a date and time determined by the Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under the other Loan Documents with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(A)          Term SOFR plus the Related Adjustment; and

(B)           SOFR plus the Related Adjustment;

and (y) in the case of clause (iv) above, the Borrower and Administrative Agent (acting at the direction of the Required Lenders) may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under the other Loan Documents in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Administrative Agent shall have notified all Term Loan Lenders and the Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Term Loan Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause;

provided that, if the Administrative Agent and the Required Lenders determine that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies the Borrower and each Term Loan Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

The Administrative Agent will promptly (in one or more notices prepared by the Borrower and/or the Required Lenders) notify the Borrower and each Term Loan Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate. Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Required Lenders. Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 1.00%, the LIBOR Successor Rate will be deemed to be 1.00% for the purposes of this Agreement and the other Loan Documents. In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent (at the direction of the Required Lenders) will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Borrower or the Required Lenders shall prepare the text of such amendment and Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower and the Term Loan Lenders reasonably promptly after such amendment becomes effective. If the events or circumstances of the type described in Section 3.03(b)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

(c)            Notwithstanding anything to the contrary herein, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under Section 3.03(b)(i)-(iii), as applicable, if the Administrative Agent or the Required Lenders determine that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.03(b)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.03(b)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Administrative Agent (at the direction of the Required Lenders) and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Required Lenders and available to the Administrative Agent and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Term Loan Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d)           If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with clauses (b) or (c) of this Section 3.03 and the circumstances under clauses (b)(i) or (b)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Term Loan Lender. Thereafter, (x) the obligation of the Term Loan Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with clauses (b) or (c). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

3.04        Increased Costs; Capital Adequacy. (a) Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Term Loan Lender (except any reserve requirement reflected in calculating LIBOR);

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Term Loan Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Term Loan Lender;

and the result of any of the foregoing shall be to increase the cost to such Term Loan Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to LIBOR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Term Loan Lender, or to reduce the amount of any sum received or receivable by such Term Loan Lender (whether of principal, interest or any other amount) then, upon request of such Term Loan Lender the Borrower will pay to such Term Loan Lender such additional amount or amounts as will compensate such Term Loan Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Term Loan Lender determines that any Change in Law affecting such Term Loan Lender or any Lending Office of such Term Loan Lender or such Term Loan Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Term Loan Lender’s capital or on the capital of such Term Loan Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Term Loan Lender to a level below that which such Term Loan Lender or such Term Loan Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Term Loan Lender’s policies and the policies of such Term Loan Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Term Loan Lender such additional amount or amounts as will compensate such Term Loan Lender or such Term Loan Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Term Loan Lender setting forth the amount or amounts necessary to compensate such Term Loan Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The Borrower shall pay such Term Loan Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Term Loan Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Term Loan Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Term Loan Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Term Loan Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Term Loan Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on LIBOR Loans. The Borrower shall pay to each Term Loan Lender, (i) as long as such Term Loan Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Term Loan Lender (as determined by such Term Loan Lender in good faith, which determination shall be conclusive) and (ii) as long as such Term Loan Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Term Loan Lender (as determined by such Term Loan Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Term Loan Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05       Compensation for Losses. Upon demand of any Term Loan Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Term Loan Lender for and hold such Term Loan Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any LIBOR Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Term Loan Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Term Loan Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Term Loan Lenders under this Section 3.05, each Term Loan Lender shall be deemed to have funded each LIBOR Loan made by it at LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Term Loan Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Term Loan Lender, or any Governmental Authority for the account of any Term Loan Lender pursuant to Section 3.01, or if any Term Loan Lender gives a notice pursuant to Section 3.02, then such Term Loan Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices or branches, if, in the judgment of such Term Loan Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Term Loan Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Term Loan Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Term Loan Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Term Loan Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Term Loan Lender or any Governmental Authority for the account of any Term Loan Lender pursuant to Section 3.01, the Borrower may replace such Term Loan Lender in accordance with Section 10.13.

3.07       Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT

4.01       Conditions to the Closing Date. The obligation of each Term Loan Lender to make any Loan hereunder is subject to satisfaction (or waiver) of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Term Loan Lenders:

(i)            executed counterparts of this Agreement and the Guaranty;

(ii)           a Note executed by the Borrower in favor of each Term Loan Lender requesting a Note;

(iii)          the Super Priority Intercreditor Agreement, duly executed by each of the parties thereto;

(iv)          the Fee Letters, duly executed by each of the parties thereto;

(v)           the Security Agreement, duly executed by each Loan Party, together with:

(A)          proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Required Lenders may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(B)           UCC and Lien searches and other evidence satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) that Liens in favor of the Administrative Agent are the only Liens upon the Collateral, except Liens permitted under Section 7.01; and

(C)           Evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Required Lenders may deem necessary or desirable in order to perfect the Liens created thereby (including the receipt of duly executed intellectual property security agreements with respect to the issued, registered and applied for IP Rights included in the Collateral);

(vi)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Required Lenders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)         a favorable written opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Term Loan Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii)        such documents and certifications as the Required Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ix)            a certificate signed by a Responsible Officer of the Borrower certifying that (A) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date except to the extent that (i) such representations and warranties are qualified by materiality or reference to “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects, and (ii) that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualification applicable thereto) as of such earlier date; provided that for purposes of this clause (viii), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(b), and (B) no Default or Event of Default shall exist, or would result from any proposed Borrowing or from the application of the proceeds thereof;

(x)            a Funding Notice in accordance with the requirements hereof;

(xi)           the Initial Approved Budget;

(xii)          [reserved];

(xiii)        Subject to Section 6.18, evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xiv)        evidence that the Third Supplemental Indenture, Ascribe Consent Letter and Closing Date ABL Amendment shall have been (or shall concurrently be) entered into by the Borrower, in each case on terms and conditions satisfactory to each of the Term Loan Lenders; and

(xv)         such other assurances, certificates, documents, consents, or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)           [Reserved.]

(c)           (i) All fees and expenses required to be paid to the Administrative Agent on or before the Closing Date pursuant to the Agency Fee Letter shall have been paid and (ii) all fees required to be paid to the Administrative Agent on behalf of the Term Loan Lenders on or before the Closing Date pursuant to the Fee Letters shall have been paid.

(d)          The Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), the Specified Lender Advisors, the Ad Hoc Group of Term Loan Lenders and, solely on account of its reasonable fees relating to this Agreement, the Super Priority Intercreditor Agreement and all related documentation, Fried, Frank, Harris, Shriver & Jacobson LLP, as counsel to Ascribe, to the extent invoiced at least one Business Day prior to or on the Closing Date pursuant to the Fee Letters or otherwise.

(e)           All consents, licenses, approvals, waivers, acknowledgements and other agreements required in connection with the execution, delivery and performance by such Loan Party, and the validity against such Loan Party, of the Loan Documents to which it is a party shall be in full force and effect.

(f)           There shall have been appointed one (1) independent director to the board of directors of the Borrower and the existing special restructuring committee of its board of directors acceptable to the Borrower and the Ad Hoc Group of Term Loan Lenders.

(g)          The Borrower shall have provided, in form and substance satisfactory to the Ad Hoc Group of Term Loan Lenders, all non-privileged minutes of meetings of the board of directors of the Borrower, all non-privileged presentations and materials provided during such meetings, and any other non-privileged documents presented to the board of directors of the Borrower at any time within the period that is two (2) years prior to the Closing Date.

(h)            The Borrower shall have provided, in form and substance satisfactory to the Administrative Agent or any Term Loan Lender, as applicable, all documentation and other information as the Administrative Agent or any Term Loan Lender deems appropriate in connection with applicable "know your customer" and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If the Borrower or any other Loan Party qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification to the Administrative Agent and the Term Loan Lenders upon request.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Term Loan Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Term Loan Lender prior to the proposed Closing Date specifying its objection thereto.

The acceptance by the Borrower of the Loans shall conclusively be deemed to constitute a representation by the Borrower that each of the conditions precedent set forth in this Section 4.01 shall have been satisfied in accordance with its respective terms or has been irrevocably and expressly waived by the applicable Person.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Term Loan Lenders that:

5.01        Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all information included in any Beneficial Ownership Certification is true and complete in all respects.

5.02        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, under, or require any payment to be made under any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries, except for conflicts, breaches or contraventions that could not reasonably be expected to result in a Material Adverse Effect, (c) violate any Law or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) result in the creation or imposition of any Lien on any property of the Borrower or any Restricted Subsidiary except Liens created under the Loan Documents.

5.03        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or continuance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Term Loan Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings which (i) have been duly obtained, taken, given or made and are in full force and effect, (ii) are required by the Loan Documents or (iii) in the case of any authorization, approval, action, notice or filing from or with a Person other than a Governmental Authority, the failure to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.04        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

5.05        Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show or describe all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           There has been no Material Adverse Effect since December 31, 2020.

(c)           The consolidated forecasted balance sheet, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance, recognizing that there are industry-wide risks normally associated with the types of business conducted by the Borrower and its Subsidiaries and that the Borrower does not warrant that such forecasts and estimates will ultimately prove to have been accurate.

5.06        Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues, of the Borrower or the Restricted Subsidiaries, that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default. No Default or Event of Default has occurred and is continuing.

5.08       Ownership of Property; Liens; Investments. Each Loan Party and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, all of their respective property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09        Environmental Compliance. (a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           None of the properties currently owned or operated or, to the knowledge of any Loan Party, formerly owned or operated, by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the SEMS or any analogous foreign, state or local list or is adjacent to any such property. Except as in accordance in all material respects with the requirements of all Environmental Laws: (i) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries and (ii) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by or otherwise arising from the operations of any Loan Party or any of its Subsidiaries. Except as could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries.

(c)           Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any investigations, assessments or remedial or response actions not reasonably expected to result in any material liability to any Loan Party or any of its Subsidiaries. All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in accordance with the requirements of all Environmental Laws in all material respects and in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(d)          The Borrower and each of its Subsidiaries have obtained all Environmental Permits necessary for the ownership and operation of its properties and assets and the conduct of its business except where the failure to do so could, either individually or in the aggregate, reasonably be expected to result in material liability to any Loan Party or any of its Subsidiaries. Except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, the Borrower and each of its Subsidiaries have been and are in compliance with all terms and conditions of such Environmental Permits. There are no pending or, to the knowledge of the Borrower, threatened, claims against the Borrower or any Subsidiary under any Environmental Laws and neither the Borrower nor any Subsidiary has received any written notice of alleged non-compliance with applicable Environmental Laws or Environmental Permits which could, in each case, either individually or in the aggregate, reasonably be expected to (i) cause a Material Adverse Effect or (ii) result in material liability to any Loan Party or any of its Subsidiaries.

5.10        Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.11        Taxes. The Borrower and its Restricted Subsidiaries have filed all federal, state and other material Tax returns and reports required to be filed, and have paid all federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement.

5.12        ERISA Compliance.

(a)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)           Except as could not, either individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect: (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan; and (vii) the Borrower and each ERISA Affiliate have maintained each Plan (other than a Multiemployer Plan) in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

5.13        Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those permitted under Section 7.01. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. As of the Closing Date, there are no Unrestricted Subsidiaries.

5.14        Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the initial Loan, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Term Loan Lender or any Affiliate of any Term Loan Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure. The Borrower has disclosed to the Administrative Agent and the Term Loan Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Term Loan Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projections, budgets, estimates and other forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, recognizing that there are industry-wide risks normally associated with the types of business conducted by the Borrower and its Subsidiaries and that the Borrower does not warrant that such projections, budgets, estimates and other forward looking statements will ultimately prove to have been accurate.

5.16        Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Intellectual Property; Licenses, Etc.. The Borrower and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person to the extent such conflict could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, service, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Restricted Subsidiaries infringes upon, misappropriates or otherwise violates any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18        [Reserved].

5.19        Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20        Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Restricted Subsidiaries as of the Closing Date and neither the Borrower nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21        Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents and for such other action completed on or prior to the Closing Date, no filing or other action will be necessary to perfect or protect such Liens.

5.22        Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is, (a) currently the subject or target of any Sanctions or (b) located, organized or resident in a Designated Jurisdiction.

5.23        EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

5.24        Debt Documents Compliance. None of (a) the execution or performance of the Loan Documents, (b) the incurrence of any Obligations by the Loan Parties, (c) the granting of any Liens securing the Obligations, or (d) any of the transactions contemplated by this Agreement or any other Loan Document violates the Senior Notes Indenture, the other Senior Notes Documents, the ABL Facility, the March 2020 Note, the Second Lien Note, or any other Indebtedness for borrowed money.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Term Loan Lender shall have any Commitment hereunder, any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:

6.01        Financial Statements. Deliver to the Administrative Agent and Term Loan Lender Advisors:

(a)            [reserved];

(b)            as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ending June 30, 2021), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)            [reserved]; and

(d)            commencing with the month ending April 30, 2021, as soon as available but in any event not later than the thirtieth (30th) day after the end of month, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month, and the related consolidated income statement in the form previously agreed to by the Term Loan Lender Advisors and the Borrower, which statement shall include capital expenditures.

6.02        Certificates; Other Information. Deliver to the Administrative Agent and the Term Loan Lender Advisors:

(a)            [reserved];

(b)            concurrently with the delivery of the financial statements referred to in Section 6.01(b), a duly completed Compliance Certificate, signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent, or a Term Loan Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)            promptly after any request by the Administrative Agent or any Term Loan Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d)           [reserved];

(e)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the Senior Notes Indenture or any other indenture, loan or credit or similar agreement (including, without limitation, the ABL Credit Agreement, the March 2020 Note and/or the Second Lien Note) and not otherwise required to be furnished to the Term Loan Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)            [reserved];

(g)            promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)            not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all material notices, requests and other documents (including amendments, waivers and other modifications) received under or pursuant to the Senior Notes Indenture or any other instrument, indenture, loan or credit or similar agreement (including, without limitation, the ABL Credit Agreement, the March 2020 Note and/or the Second Lien Note) and, from time to time upon request by the Administrative Agent (at the direction of the Required Lenders), such information and reports regarding the Senior Notes Indenture and such other instruments, indentures and loan and credit and similar agreements (including, without limitation, the ABL Credit Agreement, the March 2020 Note and/or the Second Lien Note) as the Administrative Agent (at the direction of the Required Lenders) may reasonably request;

(i)             promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(j)             promptly after the request of any Term Loan Lender Advisor, (x) all legal and business due diligence reasonably requested by such Term Loan Lender Advisor and (y) subject to privilege, all emails and all other documents and communications related to historical transactions and arrangements requested by any Term Loan Lender Advisor; and

(k)            promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Term Loan Lender may from time to time reasonably request, including without limitation, information for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Term Loan Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Term Loan Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Term Loan Lender and (ii) the Borrower shall notify the Administrative Agent and each Term Loan Lender (by fax transmission or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor the contents of such documents or the compliance by the Borrower with any such request by a Term Loan Lender for delivery, and each Term Loan Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Term Loan Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debt Domain, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Term Loan Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Term Loan Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

6.03        Notices. Promptly notify the Administrative Agent and each Term Loan Lender:

(a)            of the occurrence of any Default or Event of Default;

(b)           (i) the breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; (iii) the commencement of, or any development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws, or (iv) any other matter, in each case, that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)            the commencement of, or any material development in, any investigation, litigation or proceeding affecting the Borrower or any Restricted Subsidiary pursuant to any applicable Environmental Laws which could, either individually or in the aggregate, reasonably be expected to result in material liability to any Loan Party or any of its Restricted Subsidiaries;

(d)            of the occurrence of any ERISA Event; and

(e)            of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Taxes. Pay and discharge as the same shall become due and payable, all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary or if failure to make such payment could not reasonably be expected to have a Material Adverse Effect.

6.05        Preservation of Existence, Etc.. (a) Preserve, renew and maintain in full force and effect the Borrower’s and the Loan Parties’ legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07        Maintenance of Insurance. (a) Maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A+, unless otherwise approved by the Required Lenders in their discretion) satisfactory to the Required Lenders. All proceeds under each policy covering Collateral shall be payable to the Administrative Agent as a lender loss payee/mortgagee. From time to time upon request, the Borrower shall deliver to the Administrative Agent the originals or certified copies of its insurance policies. Unless the Administrative Agent (at the direction of the Required Lenders) shall agree otherwise, each policy shall include satisfactory endorsements that (i) provide for not less than 30 days prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, (ii) with respect to insurance covering Collateral, name the Administrative Agent as loss payee/mortgagee and additional insured, and (iii) specify that the interest of the Administrative Agent shall not be impaired or invalidated by any act or negligence of any Loan Party or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If the Borrower fails to provide and pay for any insurance, the Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge the Borrower therefor. The Borrower agrees to deliver to the Administrative Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, the Loan Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Administrative Agent. If an Event of Default exists, only the Administrative Agent (at the direction of the Required Lenders) shall be authorized to settle, adjust and compromise such claims.

(b)           In addition to the insurance required under clause (a) with respect to Collateral, maintain insurance with insurers (with a Best’s Financial Strength Rating of at least A+, unless otherwise approved by the Required Lenders in their discretion) satisfactory to the Required Lenders, with respect to the properties and business of the Loan Parties, of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are at the time of placing such insurance customary for companies similarly situated and which are available at commercially reasonable rates.

6.08        Compliance with Laws. Comply in all material respects with the requirements of all Laws (including Anti-Terrorism Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply (other than failure to comply with Anti-Terrorism Laws) therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.     (a)      Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10        Inspection Rights.        (a)     Permit representatives and independent contractors of the Administrative Agent and each Term Loan Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Term Loan Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b)           [Reserved].

6.11        Use of Proceeds. Use the proceeds of the Loans for working capital and other general corporate purposes, including any use permitted by the Loan Documents in each case not in contravention of any Law or of any Loan Document and in accordance with the Approved Budget (subject to Permitted Variances). Until the disbursement of the proceeds of the Loans in accordance with this Section 6.11, the Borrower shall at all times hold such proceeds in a Collateral Account.

6.12        Covenant to Guarantee Obligations and Give Security. (a) With respect to any Person that becomes a direct or indirect Subsidiary after the Closing Date, the Borrower shall, at the Borrower’s expense:

(i)             within fifteen (15) days after such formation, acquisition or a Subsidiary ceasing to be an Immaterial Domestic Subsidiary (or such longer period as may be agreed by the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion), cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Required Lenders, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(ii)            within 15 days after such formation, acquisition or such Subsidiary ceasing to be an Immaterial Domestic Subsidiary (or such longer period as may be agreed by the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a Security Agreement Supplement and other security and pledge agreements, as specified by and in form and substance satisfactory to the Required Lenders (including delivery of other instruments of the type specified in Section 4.01(a)(iv)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such property (other than Excluded Properties) purported to be subject to such Collateral Document;

(iii)           within fifteen (15) days after such formation, acquisition or such Subsidiary ceasing to be an Immaterial Domestic Subsidiary (or such longer period as may be agreed by the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements, the execution and filing of intellectual property security agreements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable or otherwise reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders) to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Agreement Supplement and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and

(iv)          [reserved].

(b)           Upon the acquisition of any property by any Loan Party of a type that is intended to be Collateral (or acquisition of any Subsidiary owning such property), if such property, shall not already be subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(i)             within fifteen (15) days after such acquisition (or such longer period as may be agreed by the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion), furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Required Lenders,

(ii)            within fifteen (15) days after such acquisition (or such longer period as may be agreed by the Required Lenders in their sole discretion), (A) cause the applicable Loan Party to duly execute and deliver to the Administrative Agent Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Required Lenders, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such personal properties and (B) cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements, the execution and filing of intellectual property security agreements, the giving of notices and the endorsement of notices on title documents) may be necessary or reasonably requested by the Administrative Agent at the direction of the Required Lenders to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties, and

(iii)           [reserved].

(c)           At any time upon request of the Administrative Agent (at the direction of the Required Lenders), promptly execute and deliver any and all further instruments and documents and take all such other action as is necessary or that the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Security Agreement Supplements and other security and pledge agreements.

(d)           Upon any Subsidiary that becoming a guarantor or obligor of the ABL Facility, the Senior Notes, the other Senior Notes Documents, the March 2020 Note, the Second Lien Note or any other Indebtedness, such Person shall be deemed to be a “Guarantor” for purposes of this Agreement and the Borrower shall promptly cause such Person to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Required Lenders, guaranteeing the other Loan Parties’ obligations under the Loan Documents and to deliver such other Loan Documents and take such other actions specified in clause (a) above within the time frames specified therein.

(e)            [reserved]

(f)            Subject in all respects to Section 6.18 and the requirements set forth on Schedule 6.18, with respect to any Material Real Property owned by the Borrower or a Guarantor on the Closing Date or acquired after the Closing Date (or owned by a Subsidiary acquired after the Closing Date), within 15 days after the request of the Administrative Agent (acting at the direction of the Required Lenders):

(i)             the Administrative Agent shall have received (A) fully executed counterparts of a Mortgage creating a valid, perfected Lien, subject to no Liens other than Liens permitted by Section 7.01, against the property purported to be covered thereby (other than any Material Real Property or portion thereof that constitutes Excluded Property pursuant to the last paragraph of the definition thereof) as security for the Obligations, (B) a fully-executed subordination confirmation in recordable form from the mortgagee or similar party under any existing mortgage or deed of trust of record with respect to such Material Real Property, and (C) confirmation from the title insurance company insuring the lien of such Mortgage of completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgage;

(ii)            with respect to each Mortgage, the Administrative Agent shall have received a lender’s title insurance policy in favor of the Administrative Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by such Mortgages constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Liens permitted by Section 7.01, provided, however, no such title insurance policy will be required to be delivered with respect to such Mortgage where the property encumbered thereby consists primarily of easements, rights of way, licenses and other similar possessory and use instruments. All such title policies shall be in amounts equal to 110% of the estimated fair market value of the Premises covered thereby, and such policies shall include, to the extent available at a commercially reasonable premium, all endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Borrower or the applicable Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made);

(iii)           the Borrower shall, or shall cause the Guarantors to, deliver to the title company such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance), fixture filings and such other documents, instruments, certificates, agreements and/or other documents as reasonably required by the Administrative Agent (acting at the direction of the Required Lenders);

(iv)           an opinion of local counsel, with respect to the Mortgages and fixture filings, that the applicable Mortgage (i) has been duly authorized, executed and delivered by the Borrower or applicable Guarantor, (ii) is an enforceable agreement against the Borrower or applicable Guarantor, as the case may be, and (iii) is in form sufficient to create a valid Lien with respect to the Material Real Estate Property described in the Mortgage;

(v)            if requested by any Required Lenders, no later than three (3) Business Days prior to the delivery of the Mortgage, the following documents and instruments, in order to comply with the Flood Insurance Laws and related legislation (including the regulations of the Board of Governors of the Federal Reserve System): (A) a completed standard flood hazard determination form and (B) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and, if applicable, notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, documentation evidencing the Borrower’s receipt of the Borrower Notice and (C) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Required Lenders; and

(vi)          the title insurance company shall have received, with respect to the applicable Mortgage, such affidavits, certificates, information (including publicly-available financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably requested by the title insurance company to issue the mortgagee’s title insurance policies contemplated above.

(g)           With respect to any Material Real Property acquired by the Borrower or a Guarantor after the Closing Date that is required to be mortgaged to the Administrative Agent within 15 days of the date of Acquisition, the Borrower or the applicable Guarantor shall deliver to the Administrative Agent those items required by Section 6.12(f):

(h)           The Borrower and the Guarantors shall be required to deliver to the Administrative Agent originals of the certificates of title or ownership for the motor vehicles (and any other equipment covered by certificates of title or ownership) owned by it, with the Administrative Agent listed as lienholder therein; provided that such requirement shall not apply with respect to any such titled vehicles and other equipment that individually have a book value (as determined by the Borrower in good faith) of less than $25,000. Moreover, delivery of certificates of title or ownership documentation to the Administrative Agent as described above shall be done, with respect to the motor vehicles and other equipment owned by the Borrower and the Guarantors as of the Closing Date, as promptly as reasonable practicable but in no event later than one (1) month after the Closing Date (or such longer period as may be agreed by the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion)), and with respect to motor vehicles and other equipment acquired by the Borrower and the Guarantors after the Closing Date, within 30 days after such acquisition.

6.13        Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws in all material respects; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14        Preparation of Environmental Reports. At the request of the Required Lenders during the existence of any Default, provide to the Term Loan Lenders within 30 days (or such longer period as the Administrative Agent may agree (at the direction of the Required Lenders)) after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties. Without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Restricted Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Term Loan Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.15        Further Assurances. Promptly upon the reasonable request by the Administrative Agent, or any Term Loan Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including filings with the United States Patent and Trademark Office and the United States Copyright Office) as are necessary or advisable or that the Administrative Agent, or any Term Loan Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so.

6.16        Compliance with Terms of Leaseholds. (i) Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Restricted Subsidiaries is a party, (ii) keep such leases in full force and effect, (iii) not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, (iv) notify the Administrative Agent of any default by any party with respect to such leases and (v) cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so, except, in the case of clauses (i) through (v), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17        Material Contracts. (i) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (ii) maintain each such Material Contract in full force and effect, (iii) enforce each such Material Contract in accordance with its terms, (iv) take all such action to such end as may be from time to time requested by the Administrative Agent (at the direction of the Required Lenders) and (v) upon request of the Administrative Agent (acting at the direction of the Required Lenders), make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Restricted Subsidiaries is entitled to make under such Material Contract, and cause each of its Restricted Subsidiaries to do so, except, in the case of clauses (i) through (v), where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18        Post-Closing Matters. Perform and observe all of the actions listed on Schedule 6.18 hereto within the time periods specified therein (as such time periods may be extended by the Administrative Agent upon the direction of the Required Lenders).

6.19        Designation of Unrestricted Subsidiaries. No Person that is or becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified or designated as an Unrestricted Subsidiary.

6.20        Approved Budget.

(a)            The Approved Budget shall be approved by and in form and substance satisfactory to the Required Lenders (which satisfaction of the Required Lenders may be communicated via an email from any of the Specified Lender Advisors); provided that it is acknowledged and agreed by the parties hereto that the Initial Approved Budget is approved by and satisfactory to the Required Lenders and is and shall be the Approved Budget unless and until replaced in accordance with terms of this Section, and that with respect to any subsequent Approved Budget, such approval and satisfaction of the Required Lenders may be communicated via an email from any of the Specified Lender Advisors. The Approved Budget shall be updated, modified or supplemented by the Borrower from time to time in writing transmitted to the Administrative Agent and the Term Loan Lender Advisors with the written consent of and/or at the request of the Required Lenders (with a copy of such written consent or request concurrently delivered to the Administrative Agent) (which consent may be communicated via an email from any of the Specified Lender Advisors) (any such proposed budget, the “Proposed Budget”), but in any event not less than one time in each two (2) consecutive week period, commencing with the first full week after the Closing Date, and each Proposed Budget shall be substantially in the form of the Initial Approved Budget and otherwise satisfactory to the Required Lenders, and no such Proposed Budget shall be effective unless acceptable to the Required Lenders (which acceptance may be communicated via an email from any of the Specified Lender Advisors); and upon delivery of such acceptance by the Required Lenders, such Proposed Budget shall be deemed the newly approved Approved Budget.

(b)            [reserved].

(c)            The Borrower shall deliver to the Administrative Agent and the Term Loan Lender Advisors on or before Thursday of every week (commencing with the week ending May 7, 2021), a certificate which shall include such detail as is reasonably satisfactory to the Required Lenders (which satisfaction may be communicated via an email from any of the Specified Lender Advisors), signed by a Responsible Officer of the Borrower (i) certifying that the Loan Parties are in compliance with the covenants contained in Section 7.11 and (ii) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and attaching thereto the Approved Budget Variance Report which shall be prepared by the Borrower as of the last day of the most recently ended Variance Testing Period.

6.21        Weekly Conference Calls. No less than once per week, the Borrower shall make its senior management and its financial advisors available to the Term Loan Lender Advisors and, to the extent restricted, any Term Loan Lender via teleconference to discuss the financial position, cash flows, variances and operations of the Borrower and its Subsidiaries.

6.22        Milestones. The Loan Parties shall ensure the satisfaction of the following milestones (collectively, the “Milestones” and each a “Milestone”), unless waived or extended with the consent of the Required Lenders or the Administrative Agent (with the written consent of the Required Lenders (which may be by email)):

(a)            By no later than May 3, 2021, the Borrower shall have delivered to the Term Loan Lender Advisors drafts of all "first day" motions, including a first day declaration, for a chapter 11 filing in the Southern District of Texas (the “Chapter 11 Filing"” in form and substance reasonably acceptable to the Ad Hoc Group of Term Loan Lenders and such other documents to be agreed between the Borrower and the Ad Hoc Group of Term Loan Lenders;

(b)            By no later than May 10, 2021, the Borrower shall have delivered to each of the Term Loan Lenders a budget relating to debtor-in-possession financing in form and substance reasonably acceptable to the Ad Hoc Group of Term Loan Lenders;

(c)             By no later than May 10, 2021, the Borrower shall have entered into a Restructuring Support Agreement (the “RSA”) with the Ad Hoc Group of Term Loan Lenders pursuant to which the Borrower agrees to pursue a transaction acceptable in all respects to the Ad Hoc Group of Term Loan Lenders and the Borrower by commencing voluntary Chapter 11 Cases or otherwise agreeing to a mutually acceptable out of court restructuring; and

(d)            By no later than May 14, 2021, if Chapter 11 Cases are anticipated, the Borrower and the Ad Hoc Group of Term Loan Lenders shall have agreed upon the form of a debtor-in-possession credit agreement, which form shall provide, among other things, that all Loans of the Ad Hoc Group of Term Loan Lenders shall roll into loans under the debtor-in-possession facility and otherwise be satisfactory to the Ad Hoc Group of Term Loan Lenders and the Borrower.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Term Loan Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01        Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) [reserved], (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) [reserved];

(c)            Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            carriers’, landlord’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborer’s, or other like Liens arising in the ordinary course of business which do not secure Indebtedness for borrowed money and which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, self-insurance obligations, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)             Liens securing Indebtedness permitted under Section 7.02(f), including such Liens outstanding on the date hereof; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)             Leases with respect to the assets or properties of any of the Borrower or any Restricted Subsidiary, in each case entered into in the ordinary course of such Person’s business so long as such leases do not apply to Collateral or are subordinate in all respects to the Liens granted and evidenced by the Collateral Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(k)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of such Person;

(l)             Liens on property of the Borrower and the Guarantors securing Indebtedness existing on the Closing Date and permitted under Section 7.02(g), 7.02(o), 7.02(p) and, solely with respect to the ABL Collateral, 7.02(q);

(m)           [reserved];

(n)            rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(o)            [reserved]; and

(p)            other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $250,000; provided that no such Liens shall extend to or cover any Collateral.

7.02         Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)            [reserved];

(b)            Indebtedness among the Borrower and Loan Parties, which Indebtedness shall (i) be on terms (including subordination terms) acceptable to the Required Lenders and (ii) be otherwise permitted under the provisions of Section 7.03;

(c)            Indebtedness under the Loan Documents;

(d)            Indebtedness outstanding on the date hereof and listed on Schedule 7.02;

(e)            Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;

(f)             Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness shall not exceed at any time outstanding the amount of Indebtedness outstanding as of the Closing Date plus an additional amount not to exceed $500,000;

(g)            the Senior Notes in an amount not to exceed the sum of (A) the aggregate principal amount of $300,000,000 plus (B) the aggregate principal amount of Senior Notes issued to Ascribe in lieu of any cash reimbursement with respect to the Make-Whole Payment plus (C) any interest paid in-kind thereon;

(h)            [reserved];

(i)             Indebtedness in respect of (i) self-insurance obligations or completion, bid, performance, appeal or surety bonds issued for the account of the Borrower or any wholly-owned Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any wholly-owned Restricted Subsidiary with respect to letters of credit supporting such self-insurance, completion, bid, performance, appeal or surety obligations (in each case other than for an obligation for money borrowed) or (ii) workers compensation claims or obligations represented by letters of credit for the account of the Borrower or any wholly-owned Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;

(j)             [reserved];

(k)            [reserved];

(l)             endorsements of negotiable instruments for collection in the ordinary course of business;

(m)           unsecured Indebtedness not otherwise permitted under this Section 7.02 in an aggregate principal amount not to exceed $250,000 at any time outstanding;

(n)            [reserved];

(o)            Indebtedness outstanding on the Closing Date evidenced by the March 2020 Note as in effect on the Closing Date;

(p)            Indebtedness outstanding on the Closing Date evidenced by the Second Lien Note as in effect on the Closing Date; and

(q)            Indebtedness under the ABL Facility as in effect on the Closing Date.

7.03        Investments. Make or hold any Investments, except:

(a)            Investments held by the Borrower and its Restricted Subsidiaries in the form of Cash Equivalents;

(b)            advances to officers and employees of the Borrower and its Restricted Subsidiaries for relocation expenses in an aggregate amount not to exceed $100,000 at any time outstanding;

(c)            (i) Investments by the Borrower and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Restricted Subsidiaries in Loan Parties, (iii) additional Investments by Restricted Subsidiaries of the Borrower that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties and (iv) [reserved];

(d)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)            Guarantees permitted by Section 7.02;

(f)             Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and identified on Schedule 7.03 or otherwise set forth on Schedule 7.03;

(g)            [reserved];

(h)            [reserved];

(i)             [reserved]; and

(j)             other Investments not exceeding $100,000 in the aggregate following the Closing Date.

7.04        Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05        Dispositions. Make any Disposition or enter into any agreement to make any Disposition except:

(a)            Dispositions of (i) obsolete or worn out property and (ii) equipment that is no longer useful, in each case in the ordinary course of business whether now owned or hereafter acquired;

(b)            Dispositions of inventory in the ordinary course of business;

(c)            Dispositions of property by any Restricted Subsidiary to the Borrower or to any wholly-owned Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(d)            Dispositions set forth on Schedule 7.05; provided that the proceeds of any such Disposition shall be deposited into the Collateral Account promptly upon receipt thereof by the Borrower or any of its Subsidiaries (regardless of whether the property subject to such Disposition constitutes Collateral at the time of such Disposition) and shall be disbursed from such Collateral Account solely in accordance with the Approved Budget (subject to Permitted Variances);

(e)            [Reserved];

(f)            Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (e) since the Closing Date shall not exceed $250,000 (or such greater amount as may be approved by the Required Lenders), and (iv) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Restricted Subsidiary in cash; and

(g)           [reserved].

provided that any Disposition (other than Dispositions to a Loan Party) shall be for fair market value.

7.06        Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each Restricted Subsidiary may make Restricted Payments to the Borrower or any Restricted Subsidiaries of the Borrower that are Guarantors.

7.07        Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date, any other business or businesses in the oilfield services industry and other businesses reasonably related or ancillary thereto.

7.08        Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions solely between or among the Loan Parties, (b) subject to Section 7.17, compensation to, and the terms of any employment contracts with, individuals who are officers, managers or directors of the Loan Parties in the ordinary course of business, provided that, to the extent such approval is required, such compensation is approved by such Loan Party’s board of directors (or equivalent governing body), (c) [reserved], (d) [reserved], and (e) transactions existing on the date hereof and identified on Schedule 7.08 or otherwise set forth on Schedule 7.08. Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to (i) enter into any new agreements with Ascribe or any of its Affiliates or (ii) make any payments of any amounts in cash or otherwise to Ascribe or any of its Affiliates (including, without limitation, any fees or expenses payable to directors on the board of the Borrower appointed by Ascribe or interest or other payments on account of the March 2020 Note, the Second Lien Note or any other indebtedness of the Borrower or any of its Subsidiaries held by Ascribe of any of its Affiliates).

7.09        Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the ABL Loan Documents and any Senior Notes Document that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect on the date hereof and set forth on Schedule 7.09, (ii) of any Restricted Subsidiary to Guarantee the Obligations or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on its property to secure the Obligations; provided that (x) this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or customary restrictions on assignment, encumbrances or subletting in leases and other contracts and (y) this clause (iii) and the preceding clause (i) shall not prohibit customary restrictions and conditions contained in agreements relating to the sale of a Loan Party or an asset pending such sale; provided that such restrictions and conditions apply only to such Loan Party or such asset that is to be sold and such sale is permitted under this Agreement; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.

7.10        Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11        Variance Reports Compliance; Professional Fees. For each most recently ended Variance Testing Period, the Borrower shall not permit: (x) the Actual Cash Receipts to be less than Budgeted Cash Receipts (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than the Permitted Variance for such Variance Testing Period, and (y) the aggregate amount of Actual Operating Disbursement Amounts and Actual Debtor Professional Fee Amounts to exceed the aggregate amount of Budgeted Operating Disbursement Amounts and Budgeted Debtor Professional Fee Amounts (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than the Permitted Variance.

7.12            Amendments of Organization Documents. Amend any of its Organization Documents or the Ascribe Consent Letter, in each case without the consent of the Required Lenders.

7.13            Accounting Changes. Make any change in (a) its accounting policies or reporting practices, except as required by GAAP, or (b) its fiscal year.

7.14            Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy, or make any payment of principal, interest or other amount in respect of, or any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) [reserved], (c) [reserved], (d) [reserved], (e) [reserved], (f) [reserved], (h) [reserved], and (i) prepayments of Indebtedness relating to the repayment of Capitalized Leases in accordance with the Approved Budget (subject to the Permitted Variance).

7.15            Amendment, Etc. of Indebtedness.

(a)               Amend, modify or change in any manner any term or condition of the Senior Notes or the Senior Notes Documents (including, without limitation, the Third Supplemental Indenture), except for (i) [reserved], (ii) any amendments or modifications made to (1) cure any ambiguity, defect or inconsistency, or (2) evidence or provide for the acceptance of appointment by a successor trustee or effect any similar immaterial administrative modifications, or (B) any other amendment, modification or change thereto, provided that such amendment, modification or change could not reasonably be expected to adversely affect the interests of the Administrative Agent or the Term Loan Lenders under the Loan Documents.

(b)               Amend, modify or change in any manner any term or condition of the ABL Facility (including, without limitation, the Closing Date ABL Amendment), the March 2020 Note, the Second Lien Note or any other Indebtedness except for any amendments or modifications made to cure any ambiguity, defect or inconsistency and such amendment or modification could not reasonably be expected to adversely affect the interests of the Administrative Agent or the Term Loan Lenders under the Loan Documents.

7.16            Sanctions. Directly or indirectly, use any Loans or the proceeds of any Loans, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Term Loan Lender, Administrative Agent or otherwise) of Sanctions.

7.17            Compensation Plans and Payments. (i) Modify the payment of any existing bonus or other non-ordinary course executive or other employee compensation, or modify the terms of employment with senior management of the Borrower or any Subsidiary or (ii) Enter into or make any payment under any new, existing or modified bonus or non-ordinary course executive or other employee, without the consent of the Ad Hoc Group of Term Loan Lenders.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01            Events of Default. Any of the following shall constitute an Event of Default:

(a)                Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or (ii) pay within three days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)               Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a), 6.02(b), 6.03(a), 6.03(b), 6.05, 6.07, 6.10, 6.11, 6.12, 6.14, 6.18, 6.19, 6.20, 6.21, 6.22 or Article VII or (ii) the Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.02 (other than Section 6.02(a) and 6.02(b)), Section 6.03 (other than Section 6.03(a) and 6.03(b)) or 6.22 and such failure continues for two (2) Business Days; or

(c)                Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for five (5) days; or

(d)               Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                Cross-Default. Any Loan Party or any Restricted Subsidiary thereof defaults under any mortgage, Indenture or instrument (including, without limitation, the Senior Notes, the other Senior Notes Documents, the ABL Facility, the March 2020 Note and/or the Second Lien Note) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Borrower or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (for purposes of this provision, a “payment default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity or permits the holders of such Indebtedness (with the giving of notice or the passage of time or both) to accelerate such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated or as otherwise set forth in clause (ii) above, aggregates without duplication $50,000 or more; provided that notwithstanding the foregoing, in no event shall (x) the failure of the Borrower to pay interest in respect of the Senior Notes on April 15, 2021 constitute an Event of Default under this clause (e) unless and until the grace period applicable to such failure to pay interest under the Senior Notes Indenture has expired and (y) any default or event of default under the ABL Facility that is, as of the Closing Date, subject to a forbearance under the ABL Forbearance Agreement constitute an Event of Default unless and until the forbearance with respect thereto shall have been terminated or expired); or

(f)                Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)               Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)               Judgments. Failure by the Borrower or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $50,000 (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; or

(i)                 ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on the assets of a Loan Party, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure to pay has resulted or could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on the assets of a Loan Party; or

(j)                 Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                Change of Control. There occurs any Change of Control; or

(l)                 Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms hereof or thereof) ceases for any reason to be fully enforceable in any material respect; provided that it will not be an Event of Default under this clause (l) if the sole result of the failure of one or more Collateral Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Collateral Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $100,000 ceases to be an enforceable and perfected first-priority Lien; or

(m)              ABL Forbearance Agreement. There occurs a termination of the forbearance period set forth in the ABL Forbearance Agreement; or

(n)               Ascribe Consent Letter. There occurs a termination of the forbearance period set forth in the Ascribe Consent Letter; or

(o)               RSA. There occurs a breach or termination of the RSA (if outstanding).

8.02            Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of (subject to Article IX hereof), or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                declare the commitment of each Term Loan Lender to be terminated, whereupon such commitments and obligations shall be terminated;

(b)               declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                [reserved]; and

(d)               exercise on behalf of itself, the Term Loan Lenders all rights and remedies available to it, the Term Loan Lenders under the Term Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Term Loan Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Term Loan Lender.

8.03            Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Term Loan Lenders (including fees, charges and disbursements of counsel to the respective Term Loan Lenders arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations arising under the Loan Documents, ratably among the Term Loan Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Term Loan Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations ratably among the Secured Parties; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01            Appointment and Authority. (a) Each Secured Party hereby irrevocably appoints, designates and authorizes Cantor Fitzgerald Securities to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Term Loan, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)               The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Term Loan Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Term Loan Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02            Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Term Loan Lender as any other Term Loan Lender and may exercise the same as though it were not the Administrative Agent and the term “Term Loan Lender” or “Term Loan Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Term Loan Lenders or to provide notice to or consent of the Term Loan Lenders with respect thereto.

9.03            Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each of the Administrative Agent and its Related Parties:

(a)                shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Term Loan Lenders as shall be expressly provided for herein or in the other Loan Documents), including instructions by e-mail from the Specified Lender Advisors or the Required Lenders, and in each case, accompanied by indemnity or security satisfactory to the Administrative Agent, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)               Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Term Loan Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower or a Term Loan Lender.

(e)                Notwithstanding anything herein to the contrary or in any of the other Loan Documents, in each instance where the Loan Documents confer discretionary rights or powers upon the Administrative Agent which may be exercised or refrained from being exercised herein or in any of the Loan Documents, the Administrative Agent shall not be required to take any action in the absence of direction from the Required Lenders (accompanied by indemnity, if requested by the Administrative Agent), and shall have the absolute right, in its sole discretion, to consult with, or seek the affirmative or negative vote from the Required Lenders or, if otherwise applicable, the Term Loan Lenders, and it may do so pursuant to a negative notice, negative consent or otherwise.

(f)                In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of their obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Administrative Agent shall use commercially reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(g)               Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Term Loan Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any financial statements or other reports, certificates, or other documents delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(h)           Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into monitor or enforce, compliance with the provisions relating to Borrower Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Company Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to, or the restriction on any exercise of rights or remedies of, any Borrower Competitor.

9.04            Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Term Loan Lender the Administrative Agent may presume that such condition is satisfactory to such Term Loan Lender unless the Administrative Agent shall have received notice to the contrary from such Term Loan Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Term Loan Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Term Loan Lender unless the Administrative Agent shall have received notice from such Term Loan Lender prior to the proposed Closing Date specifying its objections.

9.05            Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06            Resignation of Administrative Agent.

(a)                Notice. The Administrative Agent may at any time give notice of its resignation to the Term Loan Lenders, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Term Loan Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)               Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Required Lenders give notice of removal (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Term Loan Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Term Loan Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)               [Reserved].

9.07            Non-Reliance on Administrative Agent and Other Lenders. Each Term Loan Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Term Loan Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Term Loan Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Term Loan Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such analysis on behalf of the Term Loan Lenders or to provide any Term Loan Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Term Loan Lenders. Each Term Loan Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Term Loan Lenders, as applicable on the Closing Date.

9.08            [Reserved].

9.09            Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Term Loan Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Term Loan Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Term Loan Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Term Loan Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Term Loan Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Term Loan Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Term Loan Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Term Loan Lender to authorize the Administrative Agent to vote in respect of the claim of any Term Loan Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 10.01 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Term Loan Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10            Collateral and Guaranty Matters. Each of the Term Loan Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations in cash (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) [reserved], or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01; and

(b)               to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

(c)                [reserved].

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. Subject in each case to this Section 9.10, upon any Loan Party’s request, the Administrative Agent shall be entitled to a certificate of a Responsible Officer of the Borrower stating that such release is authorized and permitted upon which the Administrative Agent may conclusively rely, and shall (and is hereby irrevocably authorized by each Term Loan Lender (including in its capacity as a Secured Party) to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Term Loan Lenders for any failure to monitor or maintain any portion of the Collateral. Each party to this Agreement acknowledges and agrees that the Administrative Agent shall have no obligation to file financing statements, amendments to financing statements, or continuation statements, or to perfect or maintain the perfection of any Administrative Agent’s Lien on the Collateral, other than, in each case, as instructed by the Required Lenders or the Specified Lender Advisors, together with the form of such financing statement to be filed.

9.11            Super Priority Intercreditor Agreement

(a)                Each Term Loan Lender (and each Person that becomes a Term Loan Lender hereunder pursuant to Section 10.06) hereby authorizes and directs the Administrative Agent to enter into the Super Priority Intercreditor Agreement on behalf of such Term Loan Lender needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Super Priority Intercreditor Agreement. Without limiting the provisions of Sections 9.03 and 10.04, each Term Loan Lender hereby consents to (i) Cantor Fitzgerald Securities and any successor serving in the capacity of Administrative Agent and agrees not to assert any claim (including as a result of any conflict of interest) against Cantor Fitzgerald Securities, or any such successor, arising from the role of the Administrative Agent or other agent under the Collateral Documents or the Super Priority Intercreditor Agreement so long as it is either acting in accordance with the terms of such documents or otherwise has not engaged in gross negligence or willful misconduct and (ii) Cantor Fitzgerald Securities or any such successor, arising from its role as the Administrative Agent under the Collateral Documents or the Super Priority Intercreditor Agreement so long as it is either acting in accordance with the terms of such documents or otherwise has not engaged in gross negligence or willful misconduct. In addition, Cantor Fitzgerald Securities or any such successors, shall be authorized, without the consent of any Term Loan Lender, to execute or to enter into amendments of, and amendments and restatements of, the Collateral Documents, the Super Priority Intercreditor Agreement and any additional and replacement intercreditor agreements, in each case, in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to, or pari passu with, the Obligations, that are incurred as permitted by this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens junior or pari passu with the Obligations.

(b)               The Term Loan Lenders irrevocably authorize the Administrative Agent to enter into any amendment contemplated by this Agreement and the other Loan Documents.

(c)                Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall be entitled to refrain entering into the Super Priority Intercreditor Agreement, or to execute or to enter into amendments of, and amendments and restatements of, the Collateral Documents, the Super Priority Intercreditor Agreement and any additional and replacement intercreditor agreements, unless it has received the consent of the Required Lenders.

9.12            Certain ERISA Matters.

(a)                Each Term Loan Lender (x) represents and warrants, as of the date such Person became a Term Loan Lender party hereto, to, and (y) covenants, from the date such Person became a Term Loan Lender party hereto to the date such Person ceases being a Term Loan Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Term Loan Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Term Loan Lender’s entrance into, participation in, administration of and performance of the Loans the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Term Loan Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)           (A) such Term Loan Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Term Loan Lender to enter into, participate in, administer and perform the Loans, Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Term Loan Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Term Loan Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Term Loan Lender.

(b)               In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Term Loan Lender or (2) a Term Loan Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Term Loan Lender further (x) represents and warrants, as of the date such Person became a Term Loan Lender party hereto, to, and (y) covenants, from the date such Person became a Term Loan Lender party hereto to the date such Person ceases being a Term Loan Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Term Loan Lender involved in such Term Loan Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13            Erroneous Payments.

(a)                Each Term Loan Lender hereby agrees that (i) if the Administrative Agent notifies such Term Loan Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Term Loan Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Term Loan Lender (whether or not known to such Term Loan Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Term Loan Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Term Loan Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Term Loan Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Term Loan Lender under this clause (a) shall be conclusive, absent manifest error.

(b)               Without limiting immediately preceding clause (a), each Term Loan Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Term Loan Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Term Loan Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  Each Term Loan Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Term Loan Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)               The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Term Loan Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Term Loan Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(d)               Each party’s obligations under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X
MISCELLANEOUS

10.01          Amendments, Etc.. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)                [reserved];

(b)               extend or increase the Commitment of any Term Loan Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Term Loan Lender;

(c)                postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Term Loan Lender without the written consent of such Term Loan Lender;

(d)                reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (including interest accruing at the Default Rate pursuant to Section 2.08(b)) without the written consent of each Term Loan Lender entitled to such amount;

(e)                change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Term Loan Lender;

(f)                change any provision of this Section 10.01 or the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Term Loan Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Term Loan Lender;

(g)               release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Term Loan Lender;

(h)               [reserved];

(i)                 [reserved]; or

(j)                 release all or substantially all of the value of the Guaranty, without the written consent of each Term Loan Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone upon receipt of a certificate from a Responsible Officer stating that such release is permitted pursuant to the Loan Documents);

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Term Loan Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iii) the right of any Affiliated Lender to approve or disapprove any amendment, waiver or consent or take any other action or provide any direction hereunder or under any other Loan Document shall be set forth in Section 10.06(f).

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Term Loan Lenders or each affected Term Loan Lender may be effected with the consent of the applicable Term Loan Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Term Loan Lenders or each affected Term Loan Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to the other affected Term Loan Lenders shall require the consent of such Defaulting Lender.

If any Term Loan Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Term Loan Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02          Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)             if to the Borrower or the Administrative Agent to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)            if to any other Term Loan Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Term Loan Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b). Notwithstanding anything to the contrary herein, a Borrowing Notice and a Funding Notice shall be deemed to have been given only when received by the Administrative Agent.

(b)               Electronic Communications. Notices and other communications to the Administrative Agent and the Term Loan Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Term Loan Lender pursuant to Article II if such Term Loan Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)               The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Term Loan Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging services, or through the Internet.

(d)               Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Term Loan Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Term Loan Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e- mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Term Loan Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)                Reliance by Administrative Agent and Term Loan Lenders. The Administrative Agent and the Term Loan Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Funding Notice, or Conversion/Continuation Notice) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Term Loan Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03          No Waiver; Cumulative Remedies; Enforcement. No failure by any Term Loan Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Term Loan Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Term Loan Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Term Loan Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Term Loan Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04          Expenses; Indemnity; Damage Waiver.

(a)                Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Ad Hoc Group of Term Loan Lenders (including, without limitation, the Specified Lender Advisors), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including those out-of-pocket expenses of the Administrative Agent in connection with the Platform and for providing accounting for the Lenders, and (ii) all out-of-pocket expenses incurred by the Administrative Agent and any Ad Hoc Term Loan Lender (including the fees, charges and disbursements of any counsel), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Expenses being reimbursed by the Loan Parties under this Section 10.04(a) include, without limiting the generality of the foregoing, fees, costs and expense incurred in connection with collateral monitoring, collateral reviews, appraisals and insurance reviews. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by the Borrower. The Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Administrative Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower's sole risk.

(b)               Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Term Loan Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document (other than a breach by the Administrative Agent in its capacity as such), if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arose out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower, any other Loan Party or any of their Affiliates and that is brought solely by an Indemnitee against another Indemnitee; provided that the Administrative Agent shall remain indemnified in such capacity.

(c)                Reimbursement by Term Loan Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Term Loan Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Term Loan Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Term Loan Lenders under this subsection (c) are subject to the provisions of Section 2.12(d). Without limitation of the foregoing, each Term Loan Lender agrees to reimburse the Administrative Agent (or any such sub-agent) promptly upon demand for its applicable Percentage, as set forth above, of any reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees) incurred by the Administrative Agent (or any such sub-agent) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceeding or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that the Administrative Agent (or any such sub-agent) is not reimbursed for such expenses by the Borrower.

(d)               Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation or removal of the Administrative Agent, the replacement of any Term Loan Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Term Loan Lender, or the Administrative Agent or any Term Loan Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Term Loan Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Term Loan Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Term Loan Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Term Loan Lender and no Term Loan Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void) or (iv) to an Affiliated Lender in accordance with the provisions of Section 10.06(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Term Loan Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Term Loan Lenders. Any Term Loan Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Term Loan Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Term Loan Lender, an Affiliate of a Term Loan Lender or an Approved Fund, no minimum amount need be assigned; and

(B)             in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Term Loan Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Term Loan Lender or an Approved Fund initially; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)             the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Term Loan Lender, an Affiliate of a Term Loan Lender or an Approved Fund with respect to a Term Loan Lender.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Term Loan Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and such tax documentation as shall be required hereunder.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (except to Affiliated Lenders subject to clause (f) below), (B) to any Borrower Competitor(C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Term Loan Lender hereunder, would constitute any of the foregoing Persons described in this clause (C), or (D) to a natural person.

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Term Loan Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Term Loan Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Term Loan Lender’s rights and obligations under this Agreement, such Term Loan Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Term Loan Lender. Any assignment or transfer by a Term Loan Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Term Loan Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for U.S. Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Term Loan Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Term Loan Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Term Loan Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Term Loan Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Term Loan Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Term Loan Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Borrower Competitor, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Term Loan Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Term Loan Lender’s obligations under this Agreement shall remain unchanged, (ii) such Term Loan Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Term Loan Lenders shall continue to deal solely and directly with such Term Loan Lender in connection with such Term Loan Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Term Loan Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Term Loan Lender sells such a participation shall provide that such Term Loan Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Term Loan Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than those in the proviso in Section 10.01(d)) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Term Loan Lender who sells the participation)) to the same extent as if it were a Term Loan Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Term Loan Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Term Loan Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Term Loan Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Term Loan Lender. Each Term Loan Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Term Loan Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Term Loan Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Term Loan Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Term Loan Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (but other than any pledge or assignment to an Affiliated Lender); provided that no such pledge or assignment shall release such Term Loan Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Term Loan Lender as a party hereto.

(f)            Affiliated Lenders.

(i)            Subject to Section 10.06(b)(vii), each Term Loan Lender may assign all or any portion of its Loans hereunder to any Affiliated Lender that is an Eligible Assignee, but only if: (w) no Default or Event of Default has occurred or is continuing or could result therefrom, (x) the assigning Term Loan Lender and the Affiliated Lender shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption and (y) after giving effect to such assignment, the aggregate principal amount of all Loans and Commitments owned or held by Affiliated Lenders shall not exceed the aggregate principal amount of all Loans and Commitments owned or held by Affiliated Lenders on the Closing Date (it being understood and agreed that in no event shall Affiliated Lenders hold any Loans or Commitments at any time in excess of the amount of such Loans or Commitments owned or held by Affiliated Lenders on the Closing Date).

(ii)            No Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting, call or discussions (or portion thereof) among the Administrative Agent or any Term Loan Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Term Loan Lender or any communication by or among the Administrative Agent and one or more Term Loan Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (iii) make or bring (other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Term Loan Lender, against the Administrative Agent (except with respect to any rights expressly retained by such Affiliated Lender under the Loan Documents, which shall not be required to be waived), or (iv) receive advice of counsel to the Administrative Agent or any Term Loan Lender (other than counsel to an Affiliated Lender), or challenge the Administrative Agent’s or any Term Loan Lender’s attorney-client privilege.

(iii)          Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Term Loan Lenders or all Term Loan Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Term Loan Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the Term Loans of such Affiliated Lender shall not be included in the calculation of Required Lenders (or to the extent any non-voting designation is deemed unenforceable for any reason, an Affiliated Lender shall be deemed to have voted its interest as a Term Loan Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Term Loans Lenders who are not Affiliated Lenders); provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall increase the Commitments of such Affiliated Lender, extend the due dates for payments of interest and scheduled amortization (including at maturity) owed to any Affiliated Lender; reduce the amounts owing to any Affiliated Lender, or otherwise deprive such Affiliated Lender of any payment to which it is entitled under any Loan Document or otherwise require the express written consent of all Term Loan Lenders pursuant to Section 10.01, in each case without such Affiliated Lender providing its consent; provided, further, that any Affiliated Lender shall be permitted to vote on any matter that affects any Affiliated Lender in a disproportionately adverse manner as compared to other Term Loan Lenders. In furtherance of the foregoing, the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent or the Required Lenders to evidence the voting of its interest as a Term Loan Lender in accordance with the provisions of this Section 10.06(f); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s or any Term Loan Lender’s rights under this paragraph; provided, further, that in the case of any amendment, modification, waiver, consent or other action after giving effect to any voting nullification in respect of any Affiliated Lender, if such vote is sufficient to effectuate any amendment, modification, waiver, consent or other action, such Affiliated Lender shall be deemed to have voted affirmatively.

(iv)          Each Affiliated Lender hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any of its Subsidiaries, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the sole discretion of the Required Lenders, unless the Administrative Agent (as directed by the Required Lenders) instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent (as directed by the Required Lenders) directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender (solely in its capacity as such) in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Loan Lenders that are not Affiliated Lenders.

10.07      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Term Loan Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, in each case that is an Eligible Assignee, any of its rights or obligations under this Agreement, (ii) [reserved] or (iii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Term Loan Lenders or (C) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.07 or (ii) becomes available to the Administrative Agent, any Term Loan Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Term Loan Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Term Loan Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Term Loan Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will use commercial reasonable efforts to consult with such Person before issuing such press release or other public disclosure.

The Loan Parties consent to the publication by the Administrative Agent or any Term Loan Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

10.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Term Loan Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Term Loan Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Term Loan Lender, irrespective of whether or not such Term Loan Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Term Loan Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Term Loan Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Term Loan Lender and their Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Term Loan Lender or their Affiliates may have. Each Term Loan Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Term Loan Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Term Loan Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate.

10.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Term Loan Lender, regardless of any investigation made by the Administrative Agent or any Term Loan Lender or on their behalf and notwithstanding that the Administrative Agent or any Term Loan Lender may have had notice or knowledge of any Default at the time of any Borrowing or Withdrawal, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders. If the Borrower is entitled to replace a Term Loan Lender pursuant to the provisions of Section 3.06, or if any Term Loan Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Term Loan Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Term Loan Lender and the Administrative Agent, require such Term Loan Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)            such Term Loan Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with applicable Laws; and

(e)            in the case of an assignment resulting from a Term Loan Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Term Loan Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Term Loan Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.. (a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY TERM LOAN LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY TERM LOAN LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof and the Term Loan Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Term Loan Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Term Loan Lenders”), on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and its Affiliates and each Term Loan Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates nor any Term Loan Lender or any of its Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Term Loan Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Term Loan Lender or its Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Term Loan Lender or its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.17      Electronic Execution of Assignments and Certain Other Documents. This Agreement, the Loan Documents and any other document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Loan Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Loan Party to the same extent as a manual signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Loan Party enforceable against such in accordance with the terms thereof to the same extent as if manually executed. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by Administrative Agent and each of the Term Loan Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Term Loan Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Administrative Agent has agreed to accept such Electronic Signature, Administrative Agent and each of the Term Loan Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of Administrative Agent or any Term Loan Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

10.18      USA PATRIOT Act. The Administrative Agent and the Term Loan Lenders hereby notify the Borrower and the other Loan Parties that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Administrative Agent and the Term Loan Lenders to identify it in accordance with the Patriot Act. The Loan Parties shall, promptly upon request, provide all documentation and other information as the Administrative Agent or any Term Loan Lender may request from time to time for purposes of complying with any "know your customer," anti-money laundering rules and regulations, or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

10.19      [Reserved].

10.20      Credit Inquiries. The Administrative Agent and the Term Loan Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.

10.21      Performance of Borrower’s Obligations. The Administrative Agent may, in its discretion but without obligation at any time and from time to time, at the Borrower’s expense, pay any amount or do any act required of the Borrower or any other Loan Party under any Loan Documents or otherwise lawfully requested by the Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of the Administrative Agent's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses of the Administrative Agent under this Section shall be reimbursed to the Administrative Agent by the Borrower, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by the Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

10.22      Waivers by Borrower. To the fullest extent permitted by Applicable Law, the Borrower waives (a) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by the Administrative Agent on which the Borrower may in any way be liable, and hereby ratifies anything the Administrative Agent may do in this regard; (b) notice prior to taking possession or control of any Collateral; (c) any bond or security that might be required by a court prior to allowing the Administrative Agent to exercise any rights or remedies; (d) the benefit of all valuation, appraisement and exemption laws; (e) any claim against an Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any enforcement action, Obligations, Loan Documents or transactions relating thereto; and (f) notice of acceptance hereof. The Borrower acknowledges that the foregoing waivers are a material inducement to the Administrative Agent and the Term Loan Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with the Borrower. The Borrower has reviewed the foregoing waivers, including the waiver of jury trial in Section 10.15, with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.23      ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.24      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

The provisions of this Section 10.24 are intended to comply with, and shall be interpreted in light of, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BASIC ENERGY SERVICES, INC.

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

CANTOR FITZGERALD SECURITIES as Administrative Agent

By:	/s/ James Buccola
Name:	James Buccola
Title:	Head of Fixed Income

[Signature Page to Credit Agreement]

CANTOR FITZGERALD SECURITIES as Term Loan Lender

By:	/s/ James Buccola
Name:	James Buccola
Title:	Head of Fixed Income

[Signature Page to Credit Agreement]

ASCRIBE III INVESTMENTS LLC

By:	/s/ Larry First
Name:	Larry First
Title:	Chief Investment Officer

[Signature Page to Credit Agreement]

BROAD STREET CREDIT HOLDINGS LLC, as Term Loan Lender

By:	/s/ Lee D Becker
Name:	Lee D Becker
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ARBOUR LANE – TX, L.P. By: Arbour Lane – TX GP, LLC Its General Partner, as Term Loan Lender

By:	/s/ Dan Galanter
Name:	Dan Galanter
Title:	Manager

[Signature Page to Credit Agreement]

PRIVATE DEDT INVESTORS FEEDER, LLC By: Guggenheim Corporate Funding, LLC as Manager, as Term Loan Lender

By:	/s/ John F. Mulreaney
Name:	John F. Mulreaney
Title:	Attorney-in-Fact

GUGGENHEIM CREDIT INCOME FUND By: Guggenheim Partners Investment Management, LLC as Term Loan Lender

By:	/s/ Kevin M. Robinson
Name:	Kevin M. Robinson
Title:	Attorney-in-Fact

MAVERICK ENTERPRISES, INC By: Guggenheim Partners Investment Management, LLC, as Investment Manager, as Term Loan Lender

By:	/s/ Kevin M. Robinson
Name:	Kevin M. Robinson
Title:	Attorney-in-Fact

[Signature Page to Credit Agreement]

Whitebox Relative Value Partners, L.P., as Term Loan Lender By: Whitebox Advisors LLC, its investment manager

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions& Litigation

Whitebox Credit Partners, L.P., as Term Loan Lender By: Whitebox Advisors LLC, its investment manager

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions& Litigation

Whitebox GT Fund, LP, as Term Loan Lender By: Whitebox Advisors LLC, its investment manager,

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions& Litigation

Whitebox Multi-Strategy Partners, L.P., as Term Loan Lender By: Whitebox Advisors LLC, its investment manager

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions& Litigation

[Signature Page to Credit Agreement]

Pandora Select Partners, L.P., as Term Loan Lender By: Whitebox Advisors LLC, its investment manager,

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions& Litigation

[Signature Page to Credit Agreement]